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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DST Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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333 West 11th Street
Kansas City, MO 64105

DST SYSTEMS, INC.
NOTICE AND PROXY STATEMENT
for
Annual Meeting of Stockholders

Tuesday, May 14, 2013

YOUR VOTE IS IMPORTANT

You have received information on casting your vote. We began delivering annual meeting materials, or Notice of Internet Availability of Proxy Materials, on or about March 22, 2013.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

 Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        We invite you to attend our annual meeting of stockholders.

Place:	Our principal executive offices: 333 West 11th Street, 3rd floor Kansas City, Missouri
Time:	10:30 a.m., Central Daylight Time
Date:	Tuesday, May 14, 2013

        Stockholders will consider and vote upon the following matters:

    •
    Election of the Company's nominees for Director, each to serve a three-year term expiring upon the 2016 Annual Meeting of Stockholders or until a successor is duly elected and qualified

    •
    Ratification of the Audit Committee's Selection of Independent Registered Public Accounting Firm

    •
    Advisory Resolution to Approve Named Officer Compensation

        The record date for determining which stockholders may vote at this meeting or any adjournment is March 15, 2013. We will provide the recordholder list during the annual meeting if any stockholder wishes to examine it for any purpose pertaining to the meeting. We will make the list available during regular business hours at the above address for the ten-day period before the annual meeting.

        Please vote your shares, regardless of whether you plan to attend the meeting, by following the voting instructions. Whether you vote by telephone, through the Internet, or by mail, you are authorizing the Proxy Committee (and/or the trustee of DST benefit plans or any broker or nominee through which you hold shares) to vote as you specify on the proposals. You are also authorizing them to vote in their discretion on other proposals a stockholder properly brings before the meeting. If you hold shares on behalf of an estate or corporation, in some other legal capacity or jointly, you confirm by voting that you have the authority to vote on behalf of all owners of the shares.

        If you need assistance at the annual meeting because of a disability, please let us know by May 1, 2013, at (816) 435-8655.

By Order of the Board of Directors,

Randall D. Young Vice President, General Counsel and Secretary

The date of this Notice is March 22, 2013.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2013: THE PROXY STATEMENT FOR SUCH MEETING AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 ARE AVAILABLE AT
www.edocumentview.com/DST.

PROXY STATEMENT

        On or about March 22, 2013, we began delivering to you, our stockholders of record at the close of business on March 15, 2013 (our record date), this Proxy Statement for our 2013 annual stockholders' meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. We mailed full sets of the materials to our stockholders of record, other than stockholders of record who have consented to receive the materials electronically and our employees with workplace email accounts. We delivered a Notice of Internet Availability of Proxy Materials to our stockholders holding through brokers or other nominees.

        We will hold the annual meeting at 10:30 a.m. Central Daylight Time on Tuesday, May 14, 2013, at our principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105. At the meeting, our Board of Directors will present our proposals and solicit your vote on them. You may vote on the proposals if you own our common stock, par value $.01 per share, on the record date. We have listed our common stock, our only class of voting securities ("DST stock"), on the New York Stock Exchange.

        Our Board asks that you vote for the Board nominees for director. Our Board also asks that, on a non-binding basis, you vote for ratification of the Audit Committee's selection of our independent registered public accounting firm, and vote for advising the Board that you approve the compensation of the officers named in the Summary Compensation Table on page 42 ("Say on Pay"). We do not know of any other matters on which you will vote at the annual meeting. Recordholders may appoint the Proxy Committee as their proxy. The Proxy Committee members are Gregg Wm. Givens, Vice President and Chief Accounting Officer; Kenneth V. Hager, Vice President, Chief Financial Officer and Treasurer; and Randall D. Young, Vice President, General Counsel and Corporate Secretary. The Proxy Committee will vote your shares as you direct.

        This Proxy Statement contains a separate report by each of the Audit Committee and Compensation Committee of our Board. The two Board committee reports are "furnished," not "filed," for Securities Act of 1934 purposes. Within Board committee reports, "we," "ours," "us" or similar terms mean the committee giving the report. Otherwise, such words or "the Company" mean DST Systems, Inc. ("DST") and its subsidiaries.

        This Proxy Statement references the Corporate Governance Guidelines, the Business Ethics and Legal Compliance Policy, and the charters of the Board's Audit Committee, Compensation Committee, Finance Committee, and Corporate Governance/Nominating Committee ("Governance Committee"). You can access each of these documents at our website, www.dstsystems.com. We will furnish you a copy of any of these documents without charge, if you request in writing to:

DST Corporate Secretary
333 W. 11th Street, 5th Floor
Kansas City, MO 64105

PROPOSAL 1
ELECT DIRECTORS

        Our Bylaws divide our Board into three classes with class terms expiring each year in rotation. At each annual meeting, stockholders elect a class of directors for a full three-year term. Our Board asks you to elect current directors A. Edward Allinson, Stephen C. Hooley, and Brent L. Law (collectively, the "Nominees") for a three-year term expiring in 2016 or until their successors are elected and qualified. They are willing to serve as directors.

        The Board applied the nominating processes beginning on page 19. It considered the Nominees' backgrounds and experiences described on pages 7-8.

        If any Nominee should become unavailable for election, the Proxy Committee will vote for another nominee whom the Governance Committee will propose in accordance with an agreement with a stockholder described on page 20.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THE
NOMINEES

PROPOSAL 2
RATIFY THE AUDIT COMMITTEE'S SELECTION
OF PRICEWATERHOUSECOOPERS, LLP

        The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. Our Board requests stockholders to ratify such selection.

        PricewaterhouseCoopers, LLP ("PricewaterhouseCoopers") will:

  •
  audit our consolidated financial statements and internal control over financial reporting

  •
  review certain reports we will file with the Securities and Exchange Commission

  •
  provide you and our Board with certain reports

  •
  provide such other services as the Audit Committee and its Chairperson from time to time determine.

        PricewaterhouseCoopers served as our independent registered public accounting firm for 2012, performing professional services for us. We expect representatives of PricewaterhouseCoopers to attend the annual meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

        The Audit Committee is responsible for selecting the Company's independent registered public accounting firm for 2013. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers as the Company's independent registered public accounting firm. However, our Board believes that the submission of the Audit Committee's selection to the stockholders for ratification is a matter of good corporate governance. If the Company's stockholders do not ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE'S SELECTION OF
PRICEWATERHOUSECOOPERS, LLP

PROPOSAL 3
ADVISORY RESOLUTION TO APPROVE NAMED OFFICER COMPENSATION

        In this proposal, we provide stockholders with the opportunity to cast an advisory vote on compensation paid to the officers listed in the Summary Compensation Table on page 42 (our "named officers"). This advisory vote, commonly known as "say-on-pay," gives stockholders an opportunity to express their views on the overall compensation program, philosophy, policies and practices for named officers, rather than on any particular element of their compensation.

        The Board and its Compensation Committee (the "Committee") are committed to sound compensation governance practices. As part of that commitment, we are holding our say-on-pay vote annually. At the 2012 annual meeting, approximately 95% of the votes cast were in favor of our say on pay proposal.

        We describe the elements of named officer compensation in our Compensation Discussion and Analysis beginning on page 25 and in the compensation narratives and tables beginning on page 42 (collectively, the "Compensation Detail"). The Committee designed the components of named officer compensation to achieve various objectives, as described in the table beginning on page 27. To summarize:

  •
  Base salaries and annual incentives assist in attracting and retaining critical talent. Long-term incentives align named officer and stockholder interests as well as motivate and reward named officers for achieving business objectives and sustained, long-term improvements in the Company's financial results. Equity award vesting periods and mandatory deferral of a portion of annual incentives motivate named officers to remain in our employ.

  •
  Additional benefits, including health and life insurance, qualified deferral programs, and reasonable but limited perquisites promote the compensatory competitiveness of the Company as well as named officer commitment to the Company, employment retention, retirement planning and health and welfare.

        On an ongoing basis, the Committee addresses the compensation programs for our named officers to ensure they remain competitive and meet the objectives of governance developments that the Committee deems prudent to adopt.

        As indicated in the Compensation Detail, the majority of our named officer compensation elements are 'at-risk' and based on achievement of Company and business unit goals established by the Committee. The Committee believes that the structure of our named officer compensation plays a material role in our ability to drive financial results and attract and retain critical talent. During 2012, the Company:

  •
  Made significant progress in its ongoing review of its non-operating assets, generating $485 million of proceeds from dispositions of assets and distributions from private investments and using these proceeds to reduce debt by $368 million and repurchase 1.25 million shares of its common stock

  •
  Won a number of new clients across several business units

  •
  Increased consolidated revenues $148 million or 8.5%

  •
  Promoted Stephen C. Hooley as our new Chief Executive Officer.

        We encourage you to read the Compensation Detail for additional information prior to casting your vote on this proposal. While your vote is non-binding, in the event of a significant vote against this proposal, the Board and the Committee will seek to understand the outcome and evaluate actions in response to stockholder concerns.

        We ask you to vote in favor of named officer compensation by adopting the following resolution:

  "RESOLVED, that the compensation paid to the Company's named officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Detail, is hereby APPROVED."

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE ADVISORY RESOLUTION
TO APPROVE NAMED OFFICER COMPENSATION

MEMBERS OF AND NOMINEES TO OUR BOARD

SERVICE AND QUALIFICATIONS

        DST and Public Company Board Service.    Stephen C. Hooley is a DST executive officer. We do not employ the remaining directors and nominees listed in the table.

DIRECTORS AND NOMINEES	Age	Dates of Service on DST Board	Annual Meeting at Which Term Expires	Current Service on Committees of DST Board	Registered Investment Company Directorships and Public Company Directorships Other Than the Company
A. Edward Allinson(*)	78	September 1995–present	2013	Audit	—
Nominee for Election		April 1977–December 1990		Governance
George L. Argyros	76	February 2006–present December 1998–November 2001 (when he resigned to serve as United States Ambassador to Spain)	2014	Compensation Finance Governance	First American Financial Corp Pacific Mercantile Bancorp
Lowell L. Bryan	67	May 2012–present	2015	Audit	—
Governance Committee Chairperson				Compensation Finance Governance
Lawrence M. Higby	67	May 2011–present	2014	Audit	eHealth, Inc.
Lead Independent Director Compensation Committee Chairperson				Compensation Governance
Stephen C. Hooley(*)	50	July 2012–present	2013	—	—
Nominee for Election Chief Executive Officer and President
Brent L. Law(*)	47	January 2013–present	2013	—	—
Nominee for Election
Samuel G. Liss	56	May 2012–present	2015	Audit	Verisk Analytics, Inc.
Finance Committee Chairperson				Compensation Finance Governance
Travis E. Reed	78	July 2002–present	2015	Audit	—
Audit Committee Chairperson				Compensation Finance Governance

(*)
Their terms will expire in 2016 if stockholders elect them at the 2013 annual meeting.

        Principal Occupations and Qualifications.    The Board has concluded that the incumbent directors and the Nominees are qualified to serve on the Board due to the value of the following experiences, qualifications, attributes and skills:

A. EDWARD ALLINSON

        Mr. Allinson was Executive Vice President of State Street Bank and Trust Company ("State Street Bank") and Executive Vice President of State Street Corporation ("State Street"), the parent company of State Street Bank, from March 1990 through December 1999. State Street is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as Chief Executive Officer and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations which became, for a time, our wholly-owned subsidiary.

        Mr. Allinson's extensive background as an executive in the financial services industry, the computer and data processing industry and transfer agency operations is uniquely suited to our businesses. He was one of the founders of Boston Financial Data Services ("Boston Financial"), our full service transfer agency joint venture with State Street. He therefore has a deep understanding of our core transfer agency operations and related service and technology offerings, as well as our customer base. He also brings to our Board skills related to our international businesses, which he developed through his experiences at both State Street Bank and another major national bank. He contributes to our Board his past experience as a director with Kansas City Southern, which owned all of our shares prior to our initial public offering in 1995. His long service as our director and as a director of our previous parent gives him invaluable insights into our history and growth and a unique perspective of the strategic direction of our businesses.

GEORGE L. ARGYROS

        Except during his U.S. ambassadorship to Spain from November 2001 to November 2004, Mr. Argyros has served from 1968 as Chairman and Chief Executive Officer of Arnel & Affiliates, a prominent West Coast diversified investment company including operation of a large real estate investment portfolio, and from 1987 as a general partner and the principal financial partner in Westar Capital, a private investment company.

        Mr. Argyros' experiences operating investment companies and a real estate investment portfolio are helpful to Board evaluation of our operations, including real estate aspects, and diversification strategies. Having owned and operated companies for more than 40 years, Mr. Argyros also has experiences in banking, manufacturing, and corporate restructuring. He brings to our Board insight into management, financial and governance matters developed by serving on numerous boards, both private and public. He has extensive experience with political and international matters as a result of his service as an ambassador.

LOWELL L. BRYAN

        Mr. Bryan is a founder/consultant of L L Bryan Advisory, LLC, which advises management and boards on corporate strategy and organizational issues and is also an owner/employee of Bayberry Lane Advisory which advises Canadian financial institutions. He has held such positions since January 2012. He is a Director Emeritus at McKinsey & Company, a global company in the business of management consulting to companies in numerous industries from which, after 36 years of full-time service, he retired in mid-January 2012 as a Director (i.e., senior partner). He has advised the boards of directors and top management of dozens of financial institution, health care, and industrial clients primarily on issues of strategy and organization. Mr. Bryan brings an independent perspective to our Board as a result of his knowledge of the operation of the global capital markets and the global economy, as well as strategic, organizational, and operational issues faced by our financial and health care and other businesses. He is the author of several books on banking, capital markets, strategy and organizational topics, and his knowledge contributes to his effectiveness as Chairperson of our Governance Committee.

LAWRENCE M. HIGBY

        Mr. Higby is the retired President and Chief Executive Officer of Apria Healthcare, where he also served for a period of time as Chief Operating Officer. Prior to his service with Apria from November 1997 to October 2008, he held executive leadership positions in various other industries, including energy, publishing, and manufacturing. In the mid-1990's, he served as President and Chief Operating Officer of Unocal 76 Products Company, a petroleum company. From the mid-1980's through the early 1990's, he served in executive positions, including as Executive Vice President with The Times Mirror Company, publisher of the Los Angeles Times. Prior to that time, he held management positions with PepsiCo, including as Vice President of Marketing for Pepsi-Cola USA. Mr. Higby's experiences in the health care industry, including his involvement in response to legislative initiatives and his relationships within the Centers for Medicare and Medicaid Services, are helpful to the Board in making strategic decisions regarding our Argus Health Systems and DST Health Solutions businesses.

        Mr. Higby is Chairperson of our Compensation Committee and has a thorough understanding of compensation issues both from his service as Chief Executive Officer and Chief Operating Officer of Apria, as well as his service on the compensation committees of several other entities. His experiences in marketing enhance the expertise of our Board and his broad business leadership contributes to his effectiveness as our Lead Independent Director.

STEPHEN C. HOOLEY

        Mr. Hooley became our Chief Executive Officer and President in September 2012, after joining the Board in July 2012 and the Company in July 2009 as our President and Chief Operating Officer. He was the President and Chief Executive Officer of Boston Financial, our transfer agency joint venture with State Street, from mid-2004 until joining DST.

        The Board elected Mr. Hooley as a director in recognition of his distinctive service in all his roles since joining DST. It unanimously determined that Mr. Hooley was the right person to succeed Thomas A. McDonnell, who retired as Chief Executive Officer in September 2012. Mr. Hooley's deep experience in the financial services industry; knowledge of DST and the interrelationship of our diversified business ventures, domestic and international; and well-established relationships with our customers, employees and partners are valuable assets to the Board as it works to enhance value for stockholders. Mr. Hooley has developed a productive relationship with the Board and encourages a collaborative approach among directors in dealing with the Company's most important strategic issues.

BRENT L. LAW

        The Board elected Mr. Law as a director in January 2013. Mr. Law has served since October 2003 as Chief Investment Officer and Corporate Secretary of Arnel & Affiliates, a prominent West Coast diversified investment company that is owned by Mr. Argyros and his affiliates. He has also served since 2001 as that company's Director of Tax. He oversees the investment of more than $1 billion in assets. Earlier in his career, Mr. Law served in a senior financial role at a start-up company and as a senior tax manager at a large public accounting firm. He has over 20 years of experience in investing, accounting and taxation and is a Certified Public Accountant. His experiences are helpful to Board evaluation of our diversification alternatives, and his accounting, tax and financial expertise is an asset to our Board in the evaluation of transactions and capital strategies.

SAMUEL G. LISS

        Mr. Liss is a principal since July 2010 of WhiteGate Partners LLC, a consulting firm focused on the financial services sector. From April 2004 through June 2010, Mr. Liss was Executive Vice President, Travelers Companies, Inc., a provider of property and casualty insurance. He was responsible for corporate strategy, divestitures and acquisitions, and for a period had direct management responsibility for one of Travelers' three operating divisions—Financial, Professional and International Insurance. From February 2003 through March 2004, Mr. Liss was Executive Vice President, Business Development, The St. Paul Companies. From 1994 through 2001, he served as a managing director at Credit Suisse First Boston, Inc., and prior to that time served as a senior equity analyst at Salomon Brothers. Since 2005, Mr. Liss has been a member of the Board of Directors of Verisk Analytics, Inc., a company which delivers risk-assessment services and decision analytics. His strong background in financial services, management and capital markets, and independent perspective contribute to his Board service and effectiveness as the Chairperson of our Finance Committee.

TRAVIS E. REED

        Mr. Reed is founder of Reed Investment Corporation, which acquires equity interests in various businesses. He has served as its President since 1977.

        Mr. Reed's experiences over almost five decades in the financial industry as an investor qualify him to serve on our Board. As an entrepreneur, he brings a unique perspective to the challenge of balancing risk and rewards faced by our businesses and in acquisition transactions. He has gained experiences valuable to our Board by serving as a founder, director and/or officer of two publicly-held corporations and one privately-held corporation. His knowledge of complex financial arrangements, regulatory compliance, mergers and acquisitions, and markets and trading activities is helpful to the Board in evaluating the merits of strategic initiatives and acquisitions and addressing strategic challenges. His service at the U.S. Department of Commerce in a senior leadership role involving both domestic and international businesses brings to the Board an understanding of the impact of national governmental initiatives, policies and regulation on our businesses.

        Mr. Reed has chaired the board audit committee of a major university and has provided our Audit Committee with valuable perspective in managing its relationship with our independent auditors and performance of its financial reporting oversight function, and his experiences contribute to his effectiveness as Chairperson of our Audit Committee.

COMMITTEES AND MEETINGS

        Our Board met eight times in 2012. The Board appoints the members of the four Board committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance Committee. During 2012, the Audit Committee held six meetings, the Compensation Committee held six meetings, the Finance Committee held three meetings, and the Governance Committee held ten meetings.

        In 2012, each director on the Board attended at least 75% of all regular and special Board meetings and all meetings of Board committees on which the director served, with nine directors who served during 2012 attending all the meetings.

        Our directors shall, whenever reasonably practicable, attend annual stockholders' meetings. All directors attended the 2012 annual stockholders' meeting. Non-employee directors, all of whom are independent, meet regularly in private session without management. Lawrence M. Higby leads those sessions as Lead Independent Director.

LEADERSHIP, EXPECTATIONS, OVERSIGHT

        Board Leadership Structure.    Our Bylaws provide that the Board has the discretion but may choose not to appoint a Chairman of the Board. In the absence of such an appointment, the Chief Executive Officer chairs meetings of the Board. Our Board has not elected a Chairman of the Board with the result that our Chief Executive Officer, Stephen C. Hooley, chairs the Board meetings and discharges the other duties of Chairman.

        The Board has determined that the Board and the Company are presently best led by having a Lead Independent Director as well as having the Chief Executive Officer discharge the duties of a chairman. Having the Chief Executive Officer perform the functions of a chairman provides both accountability to the Board and clear and effective leadership for the Board and the Company, while avoiding any potential for confusion or duplication of efforts between the Chief Executive Officer and a separately appointed chairman.

        Our Corporate Governance Guidelines, which are available on our website, provide for a strong lead independent director role. In January 2013, the Board appointed Lawrence M. Higby as Lead Independent Director. The Lead Independent Director performs the following functions and such other functions as the Board may direct:

  •
  Presiding at executive sessions of the Board at which only non-management or independent directors are permitted to be present, along with other persons invited to attend such sessions by the Lead Independent Director or by consensus of a majority of the non-management or independent directors.

  •
  Serving as liaison between the non-management or independent directors and either the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

  •
  Advising the Chairman of the Board, if one is appointed, or the Chief Executive Officer of agenda items for Board meetings suggested by any non-management director.

  •
  Serving as a point of contact for stockholders wishing to communicate with the Board other than through the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

        Our governance processes, including the Board's involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of chief executive officer performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities, including discharging the duties of the Chairman.

        Stock Ownership Expectations for Non-Employee Directors.    The Board has adopted a guideline that its non-employee directors are expected to beneficially own an amount of DST stock with a fair market value equal to at least five times the annual minimum retainer for serving as a Board member. The guideline provides a grace period for achievement of such ownership level after joining the Board. The Board will consider personal circumstances, length of service on the Board, and the effect of market conditions in applying the guideline.

        Board Risk Oversight.    The Board, with the assistance of the Audit Committee, has oversight of the Company's risk assessment and risk management, with particular focus by the Board on material corporate governance and business strategy risks. The Audit Committee assists the Board with oversight of the Company's material financial risk exposures, including without limitation liquidity, credit, operational and investment risks, and the Company's material financial statement and financial reporting risks. The Compensation Committee assists the Board with oversight of whether the Company's compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company, and whether the effect of incentive compensation structures for executive officers may cause inappropriate risk-taking. In each case the Board or the Committee oversees the steps Company management has taken to monitor and control such exposures.

        The Chief Executive Officer, by leading Board meetings, facilitates reporting by the Audit Committee and the Compensation Committee to the Board of their respective activities in risk oversight assistance. The Lead Independent Director, who serves on both committees, suggests risk management topics to be discussed at Board meetings as he and other non-management directors deem appropriate. He may lead risk management discussions in executive sessions of non-management or independent directors. The Chief Executive Officer's collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business risks. He is available to the Board to address any questions from directors regarding executive management's ability to identify and mitigate risks and weigh them against potential rewards.

INDEPENDENCE, ACCESSIBILITY, AND ACCESS TO ADVISORS

        Non-Employee Director Independence.    New York Stock Exchange standards, certain securities and tax laws, and our Corporate Governance Guidelines govern the independence of non-employee directors. A majority of our Board must be independent, and directors must be independent for purposes of Board committee service. Our Board has determined the independence for Board service and for service on their respective Board committees of each of Messrs. Allinson, Argyros, Bryan, Higby, Law, Liss and Reed. As a group, they constitute a majority of the Board.

        To determine independence for service on the Board and its committees, the Board has adopted categorical independence standards consistent with the New York Stock Exchange Standards and contained in our Corporate Governance Guidelines. The Board has applied these categorical independence standards in determining the independence of each non-employee director and the Nominees. It uses the standards to determine whether a non-employee director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

        Under the Guidelines, the Board presumes a non-employee director is independent if the director:

  •
  during the preceding three years

  •
  has not been our employee and has no immediate family member (as defined in the Guidelines) whom we have employed as an executive officer, and

  •
  has not received, and has no immediate family member who has received, more than $120,000 in any 12-month period in direct compensation from us (other than in certain allowable circumstances including serving in his or her capacity as a member of the Board or of any Board committee);

  •
  is not and has not been within the last three years, and has no immediate family member who is or has been within the last three years, employed as an executive officer by any company on whose compensation committee any one of our current executive officers concurrently serves or served;

  •
  is not a current employee, and has no immediate family member who is a current executive officer, of:

  •
  the Company,

  •
  a company that made payments to or received payments from us for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, as reported in the last completed fiscal year of such company, or

    •
    a charitable organization to which we contributed in any of the last three fiscal years more than 2% of such charitable organization's consolidated gross revenues or $1 million, whichever is greater;

  •
  has no immediate family member who is a current partner of a firm that is our internal or external auditor;

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  has no immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on the Company's audit;

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  has no immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time; and

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  is not a current partner or employee of a firm that is our internal or external auditor, and who was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

        The Guidelines are available on our website as described on page 1. They explain circumstances in which a director can be independent even though one or more of the above circumstances exist.

        The Guidelines provide that a non-employee director is independent for purposes of serving on the Audit Committee only if:

  •
  we have not paid any consulting, advisory or other compensatory fee to the director other than for serving on the Board or a Board committee; and

  •
  the director is not considered an affiliated person of the Company under applicable securities regulations.

        Interested Party and Stockholder Communication with Directors.    Interested parties and stockholders may communicate in writing with the Board, Lead Independent Director Lawrence M. Higby, any director, or any group of directors such as all non-employee directors or all members of a Board committee. A vendor unaffiliated with DST receives such communications and forwards them to directors. You may direct communications to the directors in care of our vendor:

Clarence M. Kelley and Associates, Inc.
Attention: Rod Smith/ regarding DST
7945 Flint
Lenexa, Kansas 66214

 NON-EMPLOYEE DIRECTOR COMPENSATION

COMPENSATION STRUCTURE

        Only non-employee directors participate in the compensation program we describe in this section. The Board considered Board and committee members' duties and the Compensation Committee's recommendations in approving the program:

Compensable Event/Position	Fee ($)
Annual Cash Retainer(1)	40,000
Retainer for Lead Independent Director(1)	30,000
Committee Chairperson Retainer(1)	20,000 Audit 15,000 Compensation 15,000 Finance 12,500 Nominating/Corporate Governance
Board Meeting Fee	5,000 in-person 1,000 by teleconference
Committee Meeting Fee	2,000 in-person 500 by teleconference
Annual Equity Award(1)	130,000 (fair market value of DST stock(2))

(1)
Paid as soon as practicable following the date of the annual stockholders' meeting if the non-employee director will continue to serve immediately following such meeting.

(2)
The number of shares is based on the fair market value (as determined under rules of Compensation Committee of DST Board) on the date of grant. The grant is under the 2005 Non-Employee Directors' Award Plan and generally occurs at the annual stockholders' meeting.

        The Board approved special compensation ($2,000 for telephonic meeting, $5,000 for in-person meeting) for Governance Committee meetings in connection with identifying potential independent nominees to the Board for the 2012 annual stockholders' meeting, which involved extraordinary time commitments for travel and interviews. The Board approved a fee of $500 per telephonic meeting of a special working committee of the Board to complete the negotiation of the retirement agreement for Thomas A. McDonnell, our former Chief Executive Officer, which is described on page 26. The Board also approved an additional retainer of $15,000 for the work of the Finance Committee Chairperson in that committee's initial year, which was 2012.

        To address retirement and tax planning, the Board allows non-employee directors to defer their cash compensation. The DST Systems, Inc. Directors' Deferred Fee Plan, a nonqualified deferred compensation plan, governs the deferrals and allows non-employee directors to annually elect deferral of all or a part of any cash compensation earned during the next calendar year. We credit each participating non-employee director's account with the amount of compensation deferred. We adjust the account monthly by a rate of return on a hypothetical investment the director selects among a limited number of choices including long-term investments, both equity-based and income-oriented. If the non-employee director does not select hypothetical investments for all or a portion of the account, we adjust the account by an interest factor equal to a rate of return the Board selects. We continue to hold fees related to Mr. Allinson's prior service on the Board from 1977 to 1990. The fees are held in a directors' deferred fee plan that terminated effective August 31, 1995. Non-employee directors are always fully vested in their accounts.

        We will distribute a non-employee director's plan account balance after Board service terminates. We pay balances in a lump sum but will pay them in installments not to exceed ten years if the Board allows and the director has timely elected installments pursuant to plan provisions and applicable tax laws and regulations.

        We have established a grantor trust in connection with the current Directors' Deferred Fee Plan and the terminated directors' deferred fee plan. We may fund the trust equal to the sum of the payout obligations under such plans. If on or after a change in control we fail to honor obligations under such plans to a plan participant, the trust, if funded, is to distribute the required amounts to the plan participants. The trust requires us to be solvent to distribute trust accounts. Trust assets are subject to the claims of our creditors in the event of our bankruptcy. The Compensation Committee may revoke the trust until we have a change in control. The trust uses the same definition of change in control as used in executive compensation award agreements, summarized beginning on page 40.

        We purchase term life insurance for non-employee directors. The directors name the policy beneficiaries. We provide spousal travel to an annual planning meeting and reimburse family entertainment at such meeting. If we do not incur an incremental cost for an additional passenger, the spouse or significant other of a director may accompany the director to the location at which meetings of the Board or its committees are occurring by traveling on aircraft in which we have an interest.

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

	A	B	C	D
	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Current Directors
A. Edward Allinson	111,000	130,000	23	241,023
George L. Argyros	101,500	130,000	23	231,523
Lowell L. Bryan	101,000	130,000	35	231,035
Lawrence M. Higby	142,000	130,000	71	272,071
Samuel G. Liss	122,500	130,000	35	252,535
Travis E. Reed	135,500	130,000	23	265,523
Former Directors(3)
Robert T. Jackson	154,500	130,000	71	284,571
Thomas A. McCullough	11,000	—	29	11,029
William C. Nelson	23,000	—	10	23,010
M. Jeannine Strandjord	37,000	—	29	37,029

(1)
Each non-employee director continuing service after the annual meeting received 2,442 shares of DST stock as of the date of the 2012 annual meeting. We determined the number of shares by dividing $130,000 by $53.255, the average of the highest and lowest reported sale price of DST stock on May 8, 2012, the date of the 2012 annual meeting. We issued the shares under the 2005 Non-Employee Directors' Award Plan.

(2)
None of our non-employee directors had perquisites in an amount of at least $10,000, so Column C does not include any amounts attributable to perquisites. Amounts in Column C are for term life insurance premiums.

(3)
These persons completed their service on the Board during 2012 or early 2013.

        All directors are in our charitable match program. Under the program, the Company, through a donor-advised fund at a community charitable foundation, matches contributions by the director to qualified not-for-profit organizations in an annual amount equal to three times the contribution but not to exceed $30,000. Matching amounts to the foundation were $30,000 for each of the directors, other than Mr. Nelson, who was inadvertently matched in the amount of $32,248 (slightly above the allowable amount). We have not included matching amounts in compensation. We do not believe the contribution directly or indirectly affects the director personally.

BOARD COMMITTEE MATTERS AND REPORTS

AUDIT COMMITTEE

        We identify Committee members in the table on page 6. Committee members serve staggered three-year terms corresponding with their terms as directors. As described in the Audit Committee charter, the Committee is responsible for:

  •
  appointing, approving the services and overseeing the work of, and receiving reports directly from, the independent registered public accounting firm

  •
  reviewing audited financial statements and various other public disclosures

  •
  assisting the Board in overseeing material financial risk exposures

  •
  assisting the Board in overseeing our internal audit function and legal and regulatory compliance, as well as the integrity of our financial statements and certain internal controls.

        Our Board has determined that Messrs. Higby, Liss and Reed, who are independent under the standards beginning on page 11, are each an "audit committee financial expert" as defined in securities regulations. Other members of the Audit Committee may also qualify as audit committee financial experts under the regulations. No Committee member serves on more than two other public company audit committees.

Audit Committee Report

        We reviewed and discussed the Company's consolidated financial statements with management and PricewaterhouseCoopers LLP, DST's independent registered public accounting firm. PricewaterhouseCoopers gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. We discussed with the Company's independent registered public accountants the matters that Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, requires the Committee and the auditors to discuss.

        PricewaterhouseCoopers gave us and we reviewed the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with us concerning independence. We also discussed with PricewaterhouseCoopers its independence from management.

        Based on the above discussions, we recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

THE AUDIT COMMITTEE
Travis E. Reed, Chairperson
A. Edward Allinson
Lowell L. Bryan
Lawrence M. Higby
Samuel G. Liss

COMPENSATION COMMITTEE

        Committee Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Compensation Committee charter, the Committee is responsible for:

  •
  establishing policies and procedures for compensating executive officers and non-employee directors

  •
  retaining independent compensation consultants

  •
  determining the structure and objectives of each element of executive officer compensation, and the base salaries, incentive award opportunity levels, and all other components of such compensation

  •
  setting incentive compensation goals

  •
  approving awards under equity and incentive compensation programs, and exercising administrative authority under benefit plans

  •
  evaluating Chief Executive Officer performance and reviewing evaluations of the performance of other executive officers

  •
  recommending to the Board the structure of non-employee director compensation

  •
  assisting the Board in overseeing compensation risk including determinations regarding the risk of employee compensation practices and policies

  •
  approving certain compensation disclosures.

        Executive Officer Compensation Practices.    The policies and procedures for determining executive officer compensation are written and were approved by the Compensation Committee.

        The Committee is responsible for and has the authority to determine the components of executive officer compensation. The Committee seeks to provide competitive compensation packages that include cash and non-cash as well as short- and long-term components. It also seeks to tie a portion of executive officer compensation to whether we achieve Company performance goals.

        The Committee periodically reviews executive officer compensation. For each review, the Committee may consider, and decide the weight it will give to, any combination of the following:

  •
  market competition for employees

  •
  market information regarding salaries, incentives and benefits

  •
  individual executive officer performance

  •
  Company or business unit performance

  •
  Company financial information

  •
  accounting effects of compensation

  •
  Company and individual tax issues

  •
  executive officer retention

  •
  executive officer health and welfare

  •
  executive officer retirement planning

  •
  executive officer responsibilities

  •
  effects of a potential change in control or of a Company transaction.

        The Committee may request our Chief Executive Officer, Chief Financial Officer, General Counsel, or other management, or our office of Human Resources, to recommend compensation package components, to communicate hiring and retention concerns and business unit personnel needs, and to provide:

  •
  market analysis data

  •
  product, service and business unit overviews

  •
  proposed benefit plan terms and conditions

  •
  financial, accounting and tax information

  •
  legal requirements for benefit plan and award structures

  •
  valuation information regarding outstanding awards and undistributed account balances

  •
  historical Company compensation data

  •
  Company performance data

  •
  executive officer evaluations.

The Committee relies on our Chief Financial Officer, Human Resources officers, General Counsel, and other management to implement executive officer compensation decisions and adopt appropriate compensation procedure internal controls.

        The Committee develops the criteria for evaluating Chief Executive Officer performance and privately and annually reviews his performance against such criteria. The Chief Executive Officer periodically and privately discusses with the Committee his view of the performance of the other executive officers. The Committee may review human resources and business unit records, contact any officer about the performance or responsibilities of any other officer, and obtain from the Corporate Secretary responses by executive officers to an annual ethics policy compliance questionnaire.

        Non-Employee Director Compensation Practices.    The policies and procedures for determining non-employee director compensation are written and were approved by the Compensation Committee. The Committee recommends components of non-employee director compensation to the Board. The Board is responsible for and has the authority to determine the components of non-employee director compensation.

        Employee Compensation Risk.    The Compensation Committee requests that our office of Human Resources and executive management, including business unit executives, provide information to the Committee to assist with its determination of whether employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee analyzes corporate, business unit, domestic, international, incentive, equity, sales commission and other programs. It considers human resources controls such as benchmarking, Committee practices such as setting goals and award limits, and the assistance provided by independent compensation consultants. In February 2013, the Committee determined that our employee compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Compensation Consultant Engagements.    The Committee may retain, at Company expense, an independent compensation consultant to advise the Committee on executive compensation practices and trends and to assist the Committee with any determination it will make under these procedures. The Committee selects, engages and instructs the consultant and may rely on our Chief Financial Officer, Corporate Secretary, or other management to coordinate the consultant's work. The consultant recommends to the Committee compensation structures for executive officer compensation but does not determine individual compensation. As further described in our Compensation Discussion and Analysis, the Committee has engaged Deloitte Consulting LLP with respect to executive officer compensation.

Compensation Committee Report

        We reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the Compensation Discussion and Analysis.

THE COMPENSATION COMMITTEE
Lawrence M. Higby, Chairperson
George L. Argyros
Lowell L. Bryan
Samuel G. Liss
Travis E. Reed

FINANCE COMMITTEE

        We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Finance Committee charter, the Committee is responsible for:

  •
  assisting the Board in its oversight responsibilities with respect to financial policies, strategies and capital structure

  •
  advising the Board and our management on matters of asset and liability management, financial aspects of strategic and operational plans, and other such financial matters as may come before the Committee.

GOVERNANCE COMMITTEE

        Committee Functions and Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Governance Committee charter, the Committee is responsible for:

  •
  identifying and recommending to the Board persons to serve as directors and on Board committees

  •
  evaluating independence and other qualifications of Board and committee members

  •
  recommending corporate governance guidelines to and overseeing evaluations of the Board

  •
  adopting and implementing written policies and procedures for reviewing, approving and ratifying transactions of $120,000 or more in which the persons listed in the Beneficial Ownership section or their immediate families have a direct or indirect material interest

  •
  adopting and performing certain administrative duties with respect to our Business Ethics and Legal Compliance Policy.

        Related Person Transaction Procedures.    Written policies and procedures adopted by the Governance Committee address Committee review of transactions of $120,000 or more in which the Company participates and a "related person" has a direct or indirect material interest. A "related person" is a director, executive officer, 5% or more stockholder, or immediate family member of any such person. Our management informs the chairperson whenever it becomes aware that any related person has, or during the relevant period has had, a direct or indirect material interest in a related person transaction and reports any actual or proposed related person transaction to the Governance Committee Chairperson. For each such reported transaction, the Committee considers whether the related person serves on a Board committee and, if so, whether such continued service is appropriate under securities regulations pertaining to such committee. The Committee determines whether to ratify the transaction considering:

  •
  the significance of the transaction to the Company

  •
  the best interests of our stockholders

  •
  our ethics policy requirements

  •
  the materiality of the transaction to the related person

  •
  whether the transaction is significantly likely to impair any judgments an executive officer or director would make on our behalf.

If the Committee does not approve or ratify a transaction, it discusses with management a strategy for terminating the transaction or modifying the structure of the transaction.

        Director Nomination Matters.    In recommending Nominees to the Board, the Governance Committee identifies candidates who meet the current challenges and needs of the Board. The Committee identifies and evaluates nominees through multiple sources including Board and management referrals. Mr. Law was identified as a potential candidate by Mr. Argyros, a non-employee independent director. The Committee has not adopted a policy for considering whether to designate as a Board nominee a candidate proposed by a stockholder. It does not believe a policy is necessary because it could respond on an ad hoc basis. It will consider director nominees timely proposed by stockholders in a written notice and evaluate stockholder nominees for director in the same manner it evaluates other nominees, which includes considering and giving weight to input about a nominee from management or incumbent directors.

        In recommending a director nominee (including an incumbent director), the Governance Committee considers:

  •
  whether the nominee has the requisite or appropriate experience, qualifications and skills

  •
  the nominee's commitment to prepare for and regularly attend meetings of the Board and committees

  •
  whether, if applicable, the nominee meets the New York Stock Exchange standards for independence and has qualifications and attributes necessary under applicable listing standards and laws and regulations for service on Board committees.

In considering these items, the Governance Committee may contemplate the interplay of the nominee's attributes with those of the other Board members and appraise the extent to which a candidate would be a desirable addition to the Board and, as applicable, its committees. Although the Board does not have a specific policy for Board diversity, the Board may, as stated in the Corporate Governance Guidelines, consider whether the nominee's background would add to the diversity of experiences, qualifications, and skills the various directors may bring to their Board service. Additionally, the Committee considers in recommending an incumbent director for re-election the nominee's prior service on the Board, continued commitment to Board service, whether the nominee possesses the requisite financial and management experience and expertise appropriate for service on the Board and its respective committees, and any changes in employment or other status that are likely to affect such nominee's qualifications to serve.

        Based on an amendment to the Corporate Governance Guidelines dated February 24, 2011 ("Restriction Commencement Date"), the Committee generally prohibits nominations of individuals who are age 75 or older at the date of nomination ("Age Restriction"). For purposes of assuring transition of productive relationships and necessary skills among directors and to facilitate an appropriate process of succession upon the adoption of the Age Restriction, the restricted age is 80 (rather than 75) for any incumbent director who was age 70 or older at the Restriction Commencement Date. The Board may approve an exception to the Age Restriction under extraordinary circumstances, on a case by case basis.

        Stockholder Agreement.    The nominations in Proposal 1 of the Nominees (Messrs. Allinson, Hooley and Law) followed discussions between George L. Argyros and representatives of the Company and the Board regarding the director election at the 2013 annual stockholders' meeting ("2013 Meeting"). Mr. Argyros is a director of the Company and the Company's largest stockholder beneficially owning as of March 8, 2013 the percentage of stock shown on page 21. The Company entered into an agreement (the "Stockholder Agreement") on January 22, 2013 with Mr. Argyros and certain of his affiliates (the "Argyros Group").

        The Stockholder Agreement provides, among other things, that the Company will (i) maintain the size of the Board at no more than nine directors at least until the conclusion of the 2014 annual stockholders' meeting; (ii) take all necessary actions to nominate Messrs. Allinson, Hooley, and Law (or his replacement) for election at the 2013 Meeting for a three-year term expiring in 2016; (iii) use its reasonable best efforts to cause the election of such Nominees at the 2013 Meeting; and (iv) reimburse the members of the Argyros Group and their respective affiliates for all legal fees and related out-of-pocket costs and expenses incurred in connection with matters related to the 2013 Meeting (including the negotiation and execution of the Stockholder Agreement) and to the 2012 annual stockholders' meeting (including the negotiation and execution of an agreement dated February 6, 2012, between the Company and the Argyros Group and described in the 2012 proxy statement). As of the date of this Proxy Statement, the Company has paid $761,820 in reimbursement of such items.

        The Stockholder Agreement also provides that so long as the Company complies with its obligations therein, the Argyros Group and its members will not nominate any person for election at the 2013 Meeting or submit any proposal for consideration at or bring any other business before the meeting and will cause the following with respect to the vote at the 2013 Meeting: (i) all shares of the Company's common stock that each member beneficially owns will be present for quorum purposes, and (ii) all the votes associated with one-third of the shares of DST stock that each member beneficially owns will be voted in favor of each of three above-named Nominees, subject to certain rights of the Argyros Group to cumulate votes (in its sole discretion) on certain of the Nominees under certain agreed upon circumstances.

 BENEFICIAL OWNERSHIP

        As of March 8, 2013, we had 44,617,166 shares of DST stock outstanding. The following table shows share ownership as of such date based upon available information. This date was selected because it was the vesting date for several tranches of restricted stock units which affected share ownership.

Name and Address	Shares of our Common Stock(1)(#)	Percent of Class(1)(%)
George L. Argyros(2)(4) Director	9,683,604	21.70
BMO Financial Corp. as parent holding company of Marshall & Ilsley Corporation ("M&I"), parent of benefit plans trustee(3)	2,400,352	5.38
Thomas R. Abraham(5) Retired Group Chief Executive—DST Global Solutions (subsidiary)	5	*
A. Edward Allinson(4) Director	71,004	*
Jonathan J. Boehm(4) President—Argus Health Systems, Inc. (subsidiary)	99,932	*
Lowell L. Bryan(4) Director	6,272	*
Kenneth V. Hager(4) Vice President, Chief Financial Officer and Treasurer	211,867	*
Lawrence M. Higby(4) Director	6,159	*
Stephen C. Hooley(4) Chief Executive Officer and President	201,625	*
Brent L. Law(4) Director	642	*
Thomas A. McDonnell(5) Retired Director, Retired Chief Executive Officer	819,319	1.83
Samuel G. Liss(4) Director	2,442	*
Travis E. Reed(4) Director	14,359	*
Robert L. Tritt(4) Executive Vice President	67,129	*
Current Executive Officers, Directors, and Nominees as a Group (16 Persons)(4)	10,605,198	23.77

*
Less than 1% of the aggregate as of March 8, 2013 of DST stock and the exercisable options and reportable restricted stock units ("RSUs") described in note (1).

(1)
The shares shown for each person or group include shares for which beneficial ownership is disclaimed, as further explained in the notes. As required by securities regulations, the number of shares shown for each person or group includes options exercisable within 60 days of the record date ("exercisable options"), as well as unvested RSUs previously reported or reportable within 60 days of the record date on Form 4's ("reportable RSUs") under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). The percentage for each person or group is based on the number of shares outstanding as of March 8, 2013 and includes for purposes of the calculation shares for which beneficial ownership is disclaimed, exercisable options and reportable RSUs. Except as otherwise stated in these notes, the holders have sole power to vote or direct the vote and dispose or direct the disposition of the shares.

(2)
Mr. Argyros' address is c/o Arnel Development Company, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626. We based information with respect to Mr. Argyros and his beneficial ownership on information provided by Mr. Argyros on January 31, 2013. The 9,683,604 shares consist of:

•
4,713,516 shares held by The Argyros Family Trust, of which Mr. Argyros is the trustee

•
450 shares held by The Lenore Trigonis Trust of which Mr. Argyros is the trustee and which was established under the Leon & Olga Argyros 1986 Trust

•
450 shares held by The Selia Poulos Trust of which Mr. Argyros is Trustee and which was established under the Leon and Olga Argyros 1986 Trust

•
4,295,500 shares held by HBI Financial Corporation of which Mr. Argyros is the sole stockholder

•
1,686 shares held by GLA Financial Corporation of which Mr. Argyros is the sole stockholder

•
672,002 shares held by The Argyros Family Foundation of which Mr. Argyros is Chairman.

Mr. Argyros does not have a pecuniary interest in shares held by The Argyros Family Foundation, a charitable foundation identified in the filing. Mr. Argyros disclaims beneficial ownership of the 672,902 shares collectively held by The Leonore Trigonis Trust, The Selia Poulos Trust, and The Argyros Family Foundation.

(3)
As reported in Amendment No. 1 dated December 10, 2012, to a Schedule 13G filed by BMO Financial Corp. ("BMO"), which is located at 111 W. Monroe Street, P. O. Box 755, Chicago, Illinois 60690, BMO is a parent holding company and the subsidiary of Bank of Montreal, located at 1 First Canadian Place, Toronto, Ontario Canada MY5 1A1. The subsidiaries on behalf of which BMO filed Amendment No. 1 (the "BMO Holders") include BMO Harris Bank NA, 111 West Monroe Street, Floor 6E, Chicago, IL 60690. A division of this bank (BMO Retirement Services, a part of BMO Global Asset Management) provides the trust services for our 401(k) Profit Sharing Plan and Employee Stock Ownership Plan. As reported in Amendment No. 1, the BMO Holders have the sole power to vote or direct voting and to dispose or direct the disposition of 1,273 DST shares; the shared power to vote or direct the voting of 2,398,621 DST shares; and the shared power to dispose or direct disposal of 2,399,079 DST shares.

(4)
The total number of shares shown in the Beneficial Ownership table consists of the following:

	Directly Held Shares(#)	Miscellaneous Indirect Holdings(b)(#)	Exercisable Options and Reportable RSUs(#)
Thomas R. Abraham	5	—	—
A. Edward Allinson	71,004	—	—
George L. Argyros	—	9,683,604	—
Jonathan J. Boehm	49,203	195	50,534
Lowell L. Bryan	6,272	—	—
Kenneth V. Hager(a)	135,759	40,000	36,108
Lawrence M. Higby(a)	6,159	—	—
Stephen C. Hooley	27,005	—	174,620
Brent L. Law	642	—	—
Samuel G. Liss	2,442	—	—
Thomas A. McDonnell	730,664	—	88,655
Travis E. Reed	5,695	8,664	—
Robert L. Tritt	16,710	29,886	20,533
Current Executive Officers and Non-Employee Directors as a Group	442,398	9,769,211	393,589

(a)
Messrs. Hager and Higby share voting and dispositive power with their spouses of 135,109 and 6,159 shares, respectively.

(b)
The other indirect shares are held in individual retirement accounts, trusts, through spouses, or otherwise. The trustee of benefit plans holds the voting and dispositive power over Mr. Tritt's indirect shares, which are held in our Employee Stock Ownership Plan. Share ownership disclaimed by Mr. Argyros is described in note (2). Mr. Reed has disclaimed beneficial ownership as to 8,664 shares which his wife owns.
(5)
The ownership information for these retired individuals is based on their latest Section 16 filings and information they have provided since their retirements. They are not currently obligated to report all transactions publicly so we may not have the latest information on their holdings.

INSIDER DISCLOSURES

        Certain Transactions with Related Persons.    On July 31, 2012, our Board elected Stephen C. Hooley as a director. Mr. Hooley became Chief Executive Officer and President of the Company on September 13, 2012, and had served as the Company's President and Chief Operating Officer since mid-2009. Mr. Hooley served from 2004 through mid-2009 as President and Chief Executive Officer of Boston Financial Data Services, Inc. ("Boston Financial"), DST's joint venture with State Street Corporation ("State Street"). He is currently a member of the board and a non-executive officer of Boston Financial. In addition to his current positions with Boston Financial, Mr. Hooley serves on other joint ventures of DST and State Street. He has served since May 30, 2007 as chief executive officer of International Financial Data Services Limited Partnership ("IFDS, L.P."), and as a director of that entity since June 30, 2010. He also has served since October 4, 2006 as a director and the chairman of International Financial Data Services Limited ("IFDS UK").

        Mr. Hooley's brother, Joseph L. Hooley, is the Chief Executive Officer of State Street. A Company subsidiary holds investments in State Street (at December 31, 2012, approximately 9.3 million shares with a market value of approximately $436.3 million).

        For 2012, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $18.9 million from IFDS, L.P. and $3.0 million from IFDS UK. The Company's subsidiary DST Output U.K. Limited (Output U.K.) entered into a related party promissory note with IFDS UK on February 7, 2011. The note provides for unsecured revolving borrowings by Output U.K. that were initially $7.8 million, but that amount decreases by approximately $1.6 million annually until the facility matures on December 31, 2015. There were no amounts outstanding under this credit agreement at December 31, 2012. For the year ended December 31, 2012, Output U.K. recorded interest expense related to the loan of $0.1 million. During 2011, a DST subsidiary licensed software from an IFDS affiliate for $2.0 million plus recurring royalties.

        For 2012, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $10.2 million from Boston Financial. Boston Financial uses our mutual fund shareowner accounting and recordkeeping system and services as a remote services client. Certain of our subsidiaries provide printing, mailing and other services and license software to Boston Financial and its subsidiaries. In 2012, we had consolidated operating revenues of $129.4 million from Boston Financial and its subsidiaries.

        We are party to a related party promissory note with Boston Financial originally dated March 1, 2006 and subsequently amended. The agreement provides for unsecured revolving borrowings by DST of up to $140.0 million and matures on July 1, 2013. The amount outstanding under this promissory note was $107.0 million at December 31, 2012. For the year ended December 31, 2012, we recorded interest expense related to the loan of $2.5 million.

        In 2011, DST acquired certain customer relationship assets (full-service client processing contracts) from Boston Financial. We recorded an intangible asset of $10.7 million, which is being amortized over an estimated life of approximately ten years, and a payable to Boston Financial, which has been classified as debt and which is being paid on an installment basis over five years. At December 31, 2012, the principal amount outstanding to Boston Financial for this acquisition was $7.9 million. In December 2011, Boston Financial prepaid a portion of its 2012 DST processing services, in the amount of $40.0 million, in exchange for a discount on 2012 services. As of December 31, 2012, the discount had been fully utilized by Boston Financial.

        Section 16(a) Beneficial Ownership Reporting Compliance.    The securities regulations require our non-employee directors, certain of our officers, and each person who owns more than 10% of DST stock to file ownership reports with the Securities and Exchange Commission. Based on our review of the reports, and our officers' and directors' written representations to us, we believe all required reports were timely filed during the relevant period, except that Mr. Hooley had a Form 5 filing in connection with his participation in the Boston Financial Deferred Compensation Plan related to his Boston Financial service prior to becoming a DST employee, and this Form 5 filing disclosed that six plan transactions had not been timely reported on Form 4 or Form 5, as applicable.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Engagement.    PricewaterhouseCoopers LLP served as our independent registered public accounting firm as of and for the year ended December 31, 2012. PricewaterhouseCoopers performed professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting and the review of reports we filed with the Securities and Exchange Commission. It also reviewed control procedures of our mutual fund processing services and provided us certain other accounting, auditing and tax services.

        PricewaterhouseCoopers' fees for services related to 2012 and 2011 were as follows:

Type of Fees	2012($)	2011($)
Audit Fees	4,777,980	4,716,326
Audit Related Fees(1)(2)	2,642,943	2,834,726
Tax Fees(1)(3)	3,815,902	3,380,844
All Other(1)(4)	27,080	68,280

(1)
The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

(2)
$2,475,900 of the 2012 amount and $2,361,895 of the 2011 amount was for attest services relating to SSAE 16 reports and other controls reviews; $68,400 of the 2012 amount and $67,100 of the 2011 amount was for financial statement audits of employee benefit plans; and $98,643 of the 2012 amount and $405,281 of the 2011 amount was for projects related to agreed upon procedures, due diligence and a reasonable assurance.

(3)
$1,912,426 of the 2012 amount and $1,590,884 of the 2011 amount was for U.S. federal, state and local tax planning and compliance; and $1,897,726 of the 2012 amount and $1,785,560 of the 2011 amount was for international tax planning and compliance.

(4)
$25,280 of the 2012 amount was for United Kingdom tax reporting assistance; and $21,480 of the 2011 amount was for tax cost basis reporting and United Kingdom tax reporting assistance.

        Engagement Procedures.    Audit Committee procedures prohibit the Committee from engaging an independent registered public accounting firm to perform any service it may not perform under the securities laws. The Audit Committee must pre-approve the independent registered public accounting firm's annual audit of our consolidated financial statements. The procedures require the Committee or its Chairperson to pre-approve or reject any other audit or non-audit services the independent registered public accounting firm is to perform. The Committee has directed that its Chairperson, with the assistance of our Chief Financial Officer, present and describe at regularly scheduled Audit Committee meetings all pre-approved services. The Committee has required management to present services for pre-approval within a specified period in advance of the date the services are to commence. The Committee regularly examines whether the fees for audit services exceed estimates. Securities regulations waive pre-approval requirements for certain non-audit services if their aggregate amount does not exceed specified amounts we pay to the independent registered public accounting firm. The procedures require the Committee or its Chairperson to approve, prior to completion of the audit, any services subject to this waiver. We have not applied the waiver to a non-audit service. The Audit Committee pre-approved all services PricewaterhouseCoopers LLP rendered to us and our subsidiaries for 2012.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee determines compensation of officers listed in the Summary Compensation Table ("named officers") on page 42. Named officers include Stephen C. Hooley, our Chief Executive Officer and President, Thomas A. McDonnell, our retired Chief Executive Officer, and Kenneth V. Hager, our Chief Financial Officer. They also include our three executive officers other than the Chief Executive Officer and Chief Financial Officer receiving the highest total compensation for 2012: Thomas R. Abraham, retired Group Chief Executive Officer of DST Global Solutions, Jonathan J. Boehm, President of Argus Health Systems, Inc. ("Argus"), and Robert L. Tritt, Executive Vice President of our U.S. Investment Recordkeeping Solutions business.

        The Compensation Committee believes that our executive officer compensation practices serve the interests of the Company and its stockholders. The Committee structures the elements of the Company's compensation program to achieve various objectives, including aligning named officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

        The Compensation Committee periodically reconsiders its compensation practices in view of changes necessary to continue to meet these objectives and of governance developments that the Committee deems prudent to adopt. The Committee has required a level of stock ownership for our Chief Executive Officer (at least six times base salary). Under the policy adopted by the Committee, Mr. Hooley has five years to attain the requisite level of stock ownership. (The non-employee director stock ownership requirements are described on page 10). The Compensation Committee has adopted a recoupment (or "clawback") policy applicable to incentive and equity awards made after 2009, described on page 34. It has committed not to include golden parachute excise tax gross up provisions in future executive employment agreements, as described on page 42. It has mandated three years as the minimum period for full vesting of time-based equity awards, as described on page 35.

        In structuring compensation, the Committee obtains information from management, as well as the advice of Deloitte Consulting LLP ("Deloitte"), the Committee's compensation consultant. Deloitte provides the Committee with compensation related services ("Compensation Services") including presenting general industry and peer group survey data (as combined, the "Benchmarking Data") and assisting the Committee in analyzing market rates of compensation, as further described beginning on page 29.

EXECUTIVE SUMMARY FOR 2012 COMPENSATION

        The primary components of named officer compensation packages are base salary and annual and long-term incentives. Both types of incentives are governed by the 2005 Equity Incentive Plan (the "2005 Plan"), which was approved by stockholders. Such approval facilitates the deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        The initial base salaries of Messrs. McDonnell and Hooley for 2012 were the same as their respective base salaries for 2011. Mr. McDonnell did not receive an increase, and Mr. Hooley received an increase ($150,000) when he became our Chief Executive Officer in September 2012, as described on page 27. Messrs. Hager, Abraham, Boehm, and Tritt each received modest increases in base salary (3%) determined as explained on page 32.

        The Committee maintains the Annual Incentive Award Program (the "Incentive Program") under the 2005 Equity Incentive Plan ("2005 Plan"). The Incentive Program annually provides executive officers the opportunity to earn a percentage of base salary in the form of cash and deferred cash awards based on the level of achievement of threshold, target and maximum financial goals. Goal achievement results and awards for 2012 are addressed beginning on page 34.

        The long-term incentive component of executive officer compensation consists of equity in the form of options to purchase DST common stock and restricted stock units (rights to receive stock upon vesting, or "RSUs"). The Committee has established a three-year program (the "Equity Program") covering 2010-2012. For each year of the Equity Program, the Committee has granted two forms of equity (one time-vesting and one performance-vesting). The grants made in late 2011 for the third year of the program include time-vesting options and performance-vesting RSUs.

        The 2012 compensation program for the named officers did not materially differ from compensation for 2011, and shareholders overwhelmingly approved 2011 compensation on an advisory basis in their Say on Pay vote for the 2012 annual stockholders' meeting.

        Retirement Agreement for Mr. McDonnell.    On September 12, 2012, the Company and Mr. McDonnell entered into a retirement agreement (the "McDonnell Retirement Agreement"). Pursuant to the agreement, Mr. McDonnell retired from the Company on December 31, 2012. He served as Chief Executive Officer through September 12, 2012 and then through the remainder of 2012 as our non-executive Chairman. The McDonnell Retirement Agreement provided for a retirement payment to him of $2.33 million which amount included his accrued vacation. In addition, the Company made a contribution to the Greater Kansas City Community Foundation in the amount of $1 million in the Company's name and in honor of Mr. McDonnell and his long service and significant contributions to the Company. Mr. McDonnell is receiving vested amounts payable under the Company's benefit plans, in accordance with the terms of such plans and applicable law. Mr. McDonnell was also allowed to retain small office items and decorations with an aggregate value not exceeding $5,000. The impact of the retirement on Mr. McDonnell's incentive and equity awards is governed by the terms and conditions of the applicable plans and award agreements. The McDonnell Retirement Agreement provides for his continued assistance to the Company with respect to certain matters and for continued applicability of non-competition and customer and employee non-solicitation covenants that were contained in his employment and award agreements.

        The terms of the McDonnell Retirement Agreement, to the extent not set by the terms of his employment agreement, the Company's benefit plans, and applicable law, were the result of arms-length negotiations between Mr. McDonnell and his representatives and members of the Board, including members of the Compensation Committee, which received advice and input from advisors. In approving the McDonnell Retirement Agreement and these payments, the Board considered and recognized Mr. McDonnell's role as a founder of the Company and his many years of service to and accomplishments on behalf of the Company.

        Retirement Agreement for Mr. Abraham.    On November 28, 2012, the Company and Mr. Abraham entered into an agreement (the "Abraham Retirement Agreement") pursuant to which Mr. Abraham retired on December 31, 2012. Mr. Abraham's retirement compensation under the Abraham Retirement Agreement was $2.16 million. Pursuant to such agreement, he forfeited all of his outstanding equity and non-equity incentive awards as well as the potential for an Incentive Program award for the 2012 performance year, and he was equalized with respect to UK taxes as explained on page 44. The Abraham Retirement Agreement contains a customer nonsolicitation covenant and provides for the continued applicability of the employee non-solicitation covenant that was contained in his employment and award agreements. In determining a retirement amount for Mr. Abraham, the Committee considered the Company's separation pay and other obligations under his employment agreement, his expatriate expenses, and the relinquishment of his Incentive Program and other benefit opportunities.

        Compensation Changes for Mr. Hooley.    On October 30, 2012, the Compensation Committee approved certain changes in the compensation of Mr. Hooley, the Company's current Chief Executive Officer and President, in connection with his appointment to that role as of September 13, 2012. Effective as of the date of his appointment, the Committee approved a base salary of $800,000 per year and Incentive Program threshold, target and maximum opportunity levels of 75%, 150% and 225% of base salary. The changes in compensation were made in recognition of Mr. Hooley's accomplishments since joining the Company and of his increased responsibilities.

OBJECTIVES OF 2012 COMPENSATION

        The following table shows the primary objectives for 2012 named officer compensation and the methods and actions the Committee chose to achieve them.

OBJECTIVE	METHODS OF ACHIEVEMENT	ACHIEVEMENT ACTIVITY
Align named officer and stockholder interests ("Stockholder Alignment")	Include, as a significant component of compensation, awards that tie vesting to achievement of short- and long-term financial and strategic objectives	• Grant Incentive Program awards that constitute a significant portion of named officer compensation if goals are achieved and that are tied to sustained increases in diluted earnings per share ("EPS") and/or to achievement of business unit objectives
• Grant RSUs that vest based on the passage of time and require continued employment through the vesting dates
• Grant performance-vesting RSUs that require goal achievement and continued employment through the vesting dates

Attract and retain quality leadership ("Competitiveness/Retention")
• Structure compensation packages with the goal that base salaries are positioned near the 50th percentile of the Benchmarking Data
•  Structure compensation packages with the goal that "Total Direct Compensation" and "Total Cash Compensation" (each as defined on page 30) are positioned within the 75th through 90th percentile of the Benchmarking Data if we achieve between target and maximum level goals (but less if we achieve goals below the target level)

• Incorporate a significant "at risk" component into compensation packages so that potential compensation is attractive and incents named officers to remain in our employ through successive, rolling vesting periods
•  Strive to stay near or within such percentiles or ranges, providing a combination of:
    – Base salaries
    – Incentive Program awards providing named officers with significant compensation if we achieve performance goals and including, at certain levels of goal achievement, a mandatory deferred cash award that is generally forfeited if the named officer voluntarily terminates employment during the vesting period
– RSUs and stock options designed to level equity compensation cost over several years and aid in executive retention over a reasonably lengthy period

OBJECTIVE	METHODS OF ACHIEVEMENT	ACHIEVEMENT ACTIVITY
Promote the health and welfare of the named officers, their commitment to the Company, and their retirement planning objectives ("Welfare/Loyalty/ Retirement Planning")
• Aid named officers in health crises and aid their families in the event of their deaths
• Provide a level of financial diversification of unvested awards
• Provide programs under which named officers can save for retirement
• Provide benefits that balance the Board's flexibility in making management changes and the protection of named officers in the event of involuntary termination of employment
• Reasonably promote the convenience of the named officers in the performance of their duties for the Company
Provide:
• Health, life, disability and excess liability insurance programs
• Deferred cash rather than equity as the deferred component of Incentive Program awards which is a diversification tool for our retirement-eligible officers
• Qualified and non-qualified deferral plans and programs that allow named officers to defer taxation on certain incentive and equity awards for purposes of retirement
• Full or partial accelerated vesting of certain awards upon retirement and in other limited circumstances
• Reasonable but limited perquisites

Maintain a level of equity grants that do not cause excess dilution and expense over time ("Expense and Dilution Control")	Establish target aggregate expense levels for the annualized equity compensation (including RSUs and stock options) as a percentage of pre-tax income	Consider the Pre-Tax Income Objective on page 31 in limiting the aggregate number of equity units for each year of the Equity Program

Provide stability to the Company and limited protection to the named officers in a change in control ("Transaction Stability")
Design change in control protections in employment and award agreements to:
• Preserve our ability to compete for executive talent
• Promote stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control
• Provide our executives with change in control severance benefits similar to those in place at other companies
• Make it potentially more expensive for an acquirer to dismiss one of our executives rather than one of its own executives
• Include in named officer employment agreements separation pay obligations in the event of a termination without cause or resignation for good reason within the three years following a change in control
• Provide generally for full vesting of unvested deferred cash and equity awards upon a change in control that is followed by a termination of employment without cause or a resignation for good reason

Structure compensation, if feasible in view of other objectives, so that the Company can obtain maximum deductibility of compensation expenses ("Deductibility")	Include as a part of compensation packages performance-based components that are designed in most circumstances to facilitate deductibility under Section 162(m)
• Base Incentive Program awards on the achievement of performance goals
• Incorporate a performance hurdle into certain RSUs
• Obtained stockholder approval of the 2005 Plan and its performance goal provisions

CONSULTANT AND MANAGEMENT SUPPORT TO THE COMMITTEE

        Consultant Support.    Deloitte reports to the Committee and, with the consent of the Committee, coordinates and gathers information with which to advise the Committee. Decisions about the amounts and forms of executive compensation are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Deloitte.

        The following table shows that Deloitte affiliates provided services during 2012 that are not Compensation Services ("Deloitte Non-Compensation Services") and were provided to the Company or its subsidiaries including subsidiaries indirectly wholly owned by the Company through ALPS Holdings, Inc. ("ALPS Businesses"). Deloitte Non-Compensation Services were also provided to investment company clients advised by (and not under the control of) the ALPS Businesses, which paid Deloitte on their behalf.

Other Deloitte Services During 2012	Fees ($)
Internal Control Attest work for ALPS Businesses	210,000
Audit and audit-related services to investment company clients advised by ALPS Businesses	658,500
Tax-related services to investment company clients advised by ALPS Businesses	141,580
Tax services for DST executives reimbursed by DST	42,404

        The Committee does not believe that the Deloitte Non-Compensation Services impair Deloitte's ability to provide an independent perspective to the Committee for the Compensation Services.

        Consultant Benchmarking.    For compensation benchmarking purposes, the Committee utilizes an industry peer group based on companies of a similar size within the data processing and information technology services industry when determining the compensation elements and opportunities for our named officers. The peer group provided by Deloitte has changed over the years as companies have entered or exited our business, or have engaged in transactions that have resulted in the unavailability of data. With the exception of peer benchmarking undertaken in connection with Mr. Hooley's promotion to Chief Executive Officer, benchmarking did not occur for 2012 named officer compensation as the Committee did not change the general structure of the compensation packages from the prior year. For the 2012 Chief Executive Officer benchmarking (and for the named officer benchmarking in the future, until otherwise determined) the following companies comprise the peer group:

• Alliance Data Systems Corporation	• Broadridge Financial Solutions, Inc.
• Convergys Corporation	• Corelogic, Inc.
• CSG Systems International, Inc.	• Euronet Worldwide, Inc.
• Fiserv, Inc.	• Fidelity National Information Services, Inc.
• Global Payments Inc.	• Heartland Payment Systems, Inc.
• Jack Henry & Associates, Inc.	• Lender Processing Services, Inc.
• MoneyGram International, Inc.	• NCR Corporation
• Teletech Holdings, Inc.	• Total System Services, Inc.
• VeriFone Systems, Inc.

        For the 2010 benchmarking, the following companies were used: Alliance Data Systems Corporation, Automatic Data Processing, Inc., Convergys Corporation, CSG Financial Solutions, Inc.,

Fidelity National Information Services, Inc., Fiserv, Inc., Global Payments, Inc., IMS Health Incorporation, NCR Corporation, Paychex, Inc., SEI Investments Co., Teletech Holdings, Inc., Total System Services, Inc., and Unisys Corporation.

        In addition to the peer group data, Deloitte provided the Committee in 2010 with survey benchmark information gathered from hundreds of general industry and computer and data processing companies, based on DST's size and each executive officer's responsibility level. Additionally, the survey data was used to assess the reasonableness of the peer group compensation data.

        Management Support.    The Committee receives input from the Chief Executive Officer and Chief Financial Officer regarding:

  •
  responsibilities of individual executive officer positions

  •
  our cost in providing benefits, amortized over vesting periods

  •
  information as to potential achievability of goals that are incorporated into incentives

  •
  compensation levels they believe necessary to incent and retain executive officers.

Members of management present outside counsel's written explanations of benefit laws and regulations to the Committee.

COMPENSATION TARGETS

        In determining compensation, the Committee is generally guided by the targets, as shown below.

Compensation Type	Intended Targets	Reason for Selecting the Percentile or Range
Base Salary	Base salary of named officers should be near the 50th percentile of the Benchmarking Data ("Salary Target")	The Committee believes this percentile is aligned with market practices and reasonable.

"Total Cash Compensation" (base salary plus the current cash portion of Incentive Program awards) and "Total Direct Compensation" (the combination of base salary, Incentive Program awards and equity awards, annualized to reflect the period of time they cover)

For each of Cash Compensation and Total Direct Compensation:
•  the 75th percentile of the Benchmarking Data if we achieve target Incentive Program goals (a "Benchmarking Target")
• the 90th percentile of such data if we achieve maximum Incentive Program goals (also a "Benchmarking Target")

The Committee sets the Benchmarking Targets in the upper quartile of the Benchmarking Data because of:
•  a significant portion of named officer compensation being at risk
•  the highly competitive nature of our industry warranting higher levels of potential compensation to allow us to attract and retain the quality leadership needed to succeed
• the upper quartile ranking within the Benchmarking Targets of companies that achieve similar levels of performance over a period of time.

Compensation Type	Intended Targets	Reason for Selecting the Percentile or Range
Equity Grants	Equity compensation to all eligible employees, considered over the grant period and valued based on grant date fair value, should approximate no more than 6% to 7% of anticipated consolidated annual pre-tax income ("Pre-Tax Income Objective").(*)	Based on a review of industry practice, the Committee believes our objective of managing equity compensation costs as a percentage of pre-tax income is conservative and represents a best practice beneficial to shareholders.

(*)
Company results cannot be predicted with certainty, so the Committee cannot guarantee this result when it makes the equity grants.

        For all named officers, including the Chief Executive Officer, the Compensation Committee applies the same objectives and intended targets set forth above and considers the same Benchmarking Data. The individual compensation components and opportunities for Messrs. McDonnell and Hooley exceed that of the other named officers in part because market compensation rates of base salary and other components for chief executive officers exceed the market rates and components for other named officer positions. The long tenure with the Company of approximately 44 years for Mr. McDonnell, sustained long-term individual performance, and level of responsibility factored into his base salary and Incentive Program opportunity levels. Mr. Hooley's skills and leadership and increasing level of responsibility factored into his base salary and Incentive Program opportunity levels.

BASE SALARIES

        Why and How Salaries are Determined.    Base salaries serve the Committee's Competitiveness/Retention objective described on page 27. The Committee does not follow a precise formula in setting base salaries. Instead, it considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In making that determination, the Committee considers, in combination, its Salary Target and Benchmarking Targets described above. It takes into account that base salaries serve as the basis for numerous other calculations including the amount of Incentive Program awards described beginning on this page, contributions for one named officer under the Supplemental Executive Retirement Plan described on page 39, and potential separation pay under employment agreements as described on page 54. In setting base salaries, the Committee generally does not consider amounts realizable from prior compensation or awards because base salaries should provide the named officer with a minimum level of annual pay, irrespective of payouts under our 2005 Plan.

        As part of its process, the Committee reviews individual performance elements including each named officer's commitment and ability to:

  •
  strategically meet business challenges

  •
  plan long-range

  •
  achieve financial results

  •
  lead the service, product, business or administrative unit or team for which the officer is responsible

  •
  prudently steward our resources

  •
  promote legal and ethical compliance.

        Comparison to 2011.    The base salary of Mr. McDonnell, our former Chief Executive Officer, was $750,000, the level required by his employment agreement and the same level as in 2011. The base salary of Mr. Hooley, our President and Chief Operating Officer until September 2012 and now our Chief Executive Officer and President, was left unchanged for 2012 compared to 2011 until the effective date of the new position, as described on page 27. The base salaries of our other named officers increased by 3%, based on the Committee's consideration of retention and a general assessment that compensation increases have occurred in the industries from which we draw talent.

INCENTIVE PROGRAM COMPENSATION

        Why and How the Incentive Program Was Structured.    Incentive Program awards (including deferred cash) serve the Committee's Stockholder Alignment, Competitiveness/Retention, Welfare/Loyalty/Retirement Planning, Transaction Stability and Deductibility objectives described beginning on page 27. Under the Incentive Program, the Committee may grant annual incentive awards based on whether the Company or business units achieve certain goals set by the Committee. In structuring the Incentive Program, the Committee considers the cost of program awards and has determined that the benefit to the Company and our stockholders justifies the cost. In making Incentive Program awards, the Committee considers its Benchmarking Targets on page 30. The amount and components of the award depend on the following factors:

  •
  The individual threshold, target and maximum opportunity levels (as percentages of base salary) that the named officer is eligible to receive as an incentive award

  •
  Whether and to what degree the Company or business unit achieves goals, which are often stated as threshold, target and maximum measures.

        Opportunity Levels, Goals and Award Levels.    The 2012 Incentive Program opportunity levels as a percentage of base salary for all named officers were the same as for 2011 except that Mr. Hooley's target level decreased in September 2012 from 200% to 150%. Changes in the overall design of Mr. Hooley's compensation in connection with his new role as our Chief Executive Officer and President are described on page 27. Mr. Hooley's Incentive Program award included in the Summary Compensation Table on page 42 reflects the different opportunity levels applicable to him during 2012. The opportunity levels for 2012 were:

	Opportunity Level % of Base Salary
Named Officer	Threshold	Target	Maximum
Messrs. McDonnell and Hooley (through September 12, 2012 for Mr. Hooley)	100	200	300
Mr. Hooley (beginning September 13, 2012)	75	150	225
Messrs. Abraham, Hager, Boehm, and Tritt	50	100	150

        Mr. Abraham did not receive an award for 2012 based on the Abraham Retirement Agreement. Payout levels for all named officers who earned an award were between target and maximum opportunity levels and were higher than payout levels in 2011.

        Section 162(m) requires for maximum deductibility that the Committee determine named officer participation in the Incentive Program and set goals for named officer awards within the first ninety days of a performance year. For 2012, the Committee used earnings per share ("EPS") measures for DST, and an operating income measure for Argus applicable to Mr. Boehm, as described on page 34.

The Committee seeks to increase the difficulty of goal achievement by the named officer's opportunity levels as follows:

Goal Level	Expected Conditions Under Which Goals Would be Met
Threshold Goal	Unless adverse business conditions occur
Target Goal	If we execute strategic business plans and if business conditions are reasonable
Maximum Goal	If we execute strategic business plans more effectively and market conditions are better than we expect

        Various factors could cause actual results to vary from performance goals, and in light of these variables it is not possible for the Committee to reliably quantify differences in difficulty among the various achievement levels. The Committee does not perform a statistical analysis to predict future achievement based on historical goal achievement. Rather, it seeks to set goals that it believes will incent participant performance to achieve Board objectives.

        For incentives based on DST goal achievement, half of the incentive award for 2012 was based on performance against the annual EPS goal, and half was based on performance against the cumulative EPS goal. The Committee set both annual and cumulative goals because of its philosophy that the relationship between historical and future achievement should affect the degree of difficulty of combined goal achievement each year. Used in tandem, annual and cumulative goals have allowed the Committee to encourage the achievement of current year performance as well as sustained multi-year growth. Incentive Program awards would decrease if the cumulative goal was not met, even if the annual goal was met at the maximum level. Lack of annual goal achievement during any of the three years would impede cumulative goal achievement.

        In determining EPS goals, the Committee has generally considered our mix of businesses, competitive outlook, and short-term strategy objectives. In setting cumulative EPS goals for a three-year period, the Committee has considered long-term strategic objectives and the possibility that, over the long-term, results for a certain year could exceed or fall below the desired annual growth targets and that a cumulative goal should have the effect of balancing the impact of significant year to year fluctuations in named officer incentive compensation as a result of performance toward annual goals. The Committee has intended the combination of annual and cumulative goals to reflect sustained performance over time consistent with management's and the Board's emphasis on long-term stockholder value. The Committee has generally sought to require the growth in diluted EPS to be at a rate at least comparable to upper percentiles of other public companies with similar products and services.

        We do not disclose our Incentive Program targets because they are confidential business information. We believe that their disclosure could cause substantial economic harm to our competitive position.

        When it determines goal certification, the Committee directs payment of the cash portion of the award and simultaneously grants the mandatory deferred cash award (which equals 50% of the incentive attributable to performance above the threshold goal level). If more than one goal applies to a named officer, we average payout levels to determine a percentage of salary that will dictate the amount of the aggregate award. If more than one goal applies, awards will not be paid unless at least one of the goals is achieved. Under the 2005 Plan, the Committee may adjust Incentive Program performance results to reflect unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles. The Committee must determine the method of adjustment prior to the end of the performance year and, consistent with Section 162(m), may only exercise downward discretion in calculating the level of goal achievement applicable to named officers so that they do not receive more than they would otherwise have received had an adjustment not applied. No Incentive Program goal adjustments were made to calculate 2012 goal achievement for the named officers. Deferred cash grants were made for 2012 as goal performance was above the threshold level.

        Subject to both forfeiture and accelerated vesting in limited circumstances (as described on page 38), the deferred cash award vests two years and 11 months from the end of the performance year for which it was earned. For instance, deferred cash awarded for the 2012 performance year vests December 1, 2015. The Committee selected a vesting period that it deemed fair and reasonable for purposes of executive retention.

        The cash and deferred cash awards are subject to the Committee's clawback policy, which requires Company recoupment of certain award amounts in the event of certain accounting restatements. The accounting restatement that would trigger the return (or clawback) of the incentive award for 2012 performance would result from the Company's material noncompliance with financial reporting requirements under the securities laws. The amount to be returned would equal the portion of an award based on the erroneous data; in other words, the amount in excess of what would have been paid if the results as stated in the restated financials had applied to the award determination. If a clawback were triggered, executive officers would be required to return the value of their awards, or a portion thereof, regardless of whether their individual conduct contributed to the financial restatement.

        The following table summarizes the various types of Incentive Programs in which named officers participated for 2012, excluding Mr. Abraham who forfeited the opportunity shown on page 48 for a 2012 award.

Type of Incentive Program	Named Officer(s) Participating	Performance Measures for 2012	Named Officer Actual Bonus Level for 2012(2)
Incentive is based on DST goal achievement	Messrs. McDonnell, Hager, Hooley, Boehm and Tritt	Annual and cumulative EPS goals established at threshold, target and maximum goal levels	The award is between the target and maximum opportunity levels

Incentive is based on a pool, the amount of which depends on the level of Argus goal achievement(1)	Mr. Boehm	The amount of the pool equaled the sum of 50% of 2012 increase over 2011 in Argus earnings before taxes	The bonus pool was based on achievement between the target and maximum levels

(1)
Mr. Boehm had more than one set of goals applicable to his payout. The Committee sought to incent his contribution toward both EPS goal achievement and business unit achievement by making his aggregate payment level depend 50% on each set of goals. The Incentive Program for Argus is designed to incent increased profitability, which would contribute to the success of the

  Company on a consolidated basis. The Argus incentive pool is divided among the participants based on their respective threshold opportunity levels. The portion of the pool available to a participant may not exceed an amount equal to the percentage of base salary at his maximum opportunity levels. For example, if an executive earns $100,000 in base salary, his maximum opportunity level is 90%, and his portion of the incentive pool cannot exceed the $90,000 maximum.

(2)
Due to the level of goal achievement for 2012, Messrs. Hooley, Hager, Boehm and Tritt received a portion of his Incentive Program award in the form of deferred cash, as shown on page 46. The amount received in deferred cash is 50% of the incentive amount above the threshold opportunity level. Mr. McDonnell's Incentive Program award is being paid in current cash as provided in the McDonnell Retirement Agreement.

EQUITY GRANTS UNDER THREE-YEAR PROGRAM

        Why and How Equity Awards Were Determined.    The Committee incorporates equity awards into its compensation packages because they serve the Committee's Stockholder Alignment, Competitiveness/Retention, Expense and Dilution Control, Welfare/Loyalty/Retirement Planning, Transaction Stability, and Deductibility objectives described beginning on page 27. All equity awards are made under the 2005 Plan which mandates three years as the minimum period for full vesting of time-based equity awards.

        The Committee's three-year Equity award program (2010-2012) concluded with 2012. The Committee determined the aggregate expense for the three years taking into account the Pre-Tax Income Objective on page 31. The program grants for each of the three years were each designed to vest over multiple years. This vesting structure delayed the recognition of a portion of the grant expense under GAAP, which led the Committee to apportion the aggregate expense among the three years of the program into annual allocations for each year, with 50% allocated to 2010 and 25% to each of 2011 and 2012. For each program year for each named officer, the Benchmarking Targets, the level of a named officer's responsibility and the annual allocation were used to determine the number of equity units granted.

        The Committee did not follow a precise formula in determining the value of the grants for each individual as a certain percentage of overall compensation. Rather, it considered retention, the officer's position level and other factors. In granting equity awards, the Committee does not consider amounts realizable from compensation or awards in prior periods because the Equity Program grants are for a period of time and incent performance of goals during that period, and grants for prior periods should not affect the level of compensation for the current period. The Committee considers the cost of equity compensation and controls the costs through the Benchmarking Targets and Pre-Tax Income Objective, and it determined that the benefit to the Company of the Equity Program justified the Company's cost.

        Categories of Equity Program Awards and Vesting.    With Deloitte's assistance, the Committee selected both stock options and restricted stock units ("RSUs") as the forms of equity for the program. It determined that stock options incent performance as their value depends on increases in the fair market value of the stock, and that RSUs promote retention and reward executive based on the performance of our stock. For each year of the program, the Committee granted time-based awards ("Time Options" or "Time RSUs") vesting over the first, second and third anniversaries of the grant. Time Options vest in one-third increments and Time RSU's vest in 20%, 30% and 50% increments. The Committee considered the three-year vesting period to be fair and reasonable for purposes of executive retention. The Committee also incorporated into each year of the program RSUs vesting in whole or in part based on goal achievement over a five-year performance period and continued employment through the vesting date ("Performance RSUs"). The Committee believed the length of the performance period to be fair and reasonable in order to measure long-term performance and further executive retention.

        Performance RSUs were designed so that vesting would occur at a rate equal to two times the percentage of year-over-year increase in EPS as reflected in the Company's year-end audited financial statements in accordance with GAAP, consistently applied from year to year in all material respects, adjusted to reflect fully diluted EPS under "if converted" accounting. The EPS improvement goal supported management's and the Board's emphasis on long-term stockholder value. The Performance RSUs granted for the Equity Program include:

  •
  Performance RSUs granted for 2010:  The RSUs granted for 2010 ("DST 2010 Performance RSUs") had a performance period of 2010-2014. Improvement in EPS for 2010 would have yielded full vesting but vesting was delayed to March 8, 2013 as the Committee required the passage of time in addition to goal achievement. For the purpose of incenting Mr. Boehm's contribution both to DST and to Argus, the Performance RSUs granted to Mr. Boehm for 2010 were divided between the DST 2010 Performance RSUs and performance RSUs with an Argus goal. The "Argus 2010 Performance RSUs" vest in one-third increments based on three levels of Argus pre-tax income that could be achieved during a 2010-2014 performance period. If the second or third level is the initial level achieved, then more than one-third of the RSUs may vest (in recognition that the earlier hurdle was also achieved). Based on 2012 results, Mr. Boehm vested on March 8, 2013 in two-thirds of Argus 2010 Performance RSUs, and one-third remains outstanding and unvested.

  •
  Performance RSUs granted in early 2011 ("DST 2011 Performance RSUs"):  Vesting was to occur at a rate equal to two times the percentage of year-over-year increase in EPS for a 2011-2015 performance period. Improvement in EPS for 2012 yielded full vesting for the 2012 performance year and vesting occurred on March 8, 2013.

  •
  Performance RSUs granted in late 2011 ("DST 2012 Performance RSUs"):  Vesting was to occur at a rate equal to two times the percentage of year-over-year increase in EPS for a 2012-2016 performance period. Improvement in EPS for 2012 yielded full vesting for the 2012 performance year and vesting occurred on March 8, 2013.

        Equity grants for the named officers as part of 2012 compensation were made in December 2011, and are therefore not displayed in the 2012 Grants of Plan Based Awards Table on page 48. The following table provides grant date fair value of the equity awards intended for 2012 compensation.

Named Officer	Performance RSUs Granted 12/1/11 (#)	Time Options Granted 12/1/11 at $47.15 Strike Price (#)	Grant Date Fair Value ($)
Stephen C. Hooley	9,260	—	439,943
	—	38,640	439,754
Thomas A. McDonnell	13,630	—	647,561
	—	56,890	647,454
Kenneth V. Hager	3,640	—	172,936
	—	15,210	173,201
Thomas R. Abraham, Jonathan J.	5,100	—	242,301
Boehm and Robert L. Tritt	—	21,300	242,411

PERQUISITES AND INSURANCE BENEFITS

        Why and How These Elements Were Established.    Perquisites and insurance benefits serve the Committee's Competitiveness/Retention, Welfare/Loyalty/Retirement Planning, and Transaction Stability objectives described beginning on page 27. The Committee carefully considers the cost of these items of compensation and has determined that the benefit to the executive, the Company and our stockholders justifies the Company cost. In providing these miscellaneous elements of compensation, the Committee does not consider amounts realizable from prior compensation or awards because the objectives for these compensation elements would not be served by doing so.

        Perquisites.    In 2012, the Committee allowed Mr. McDonnell personal use of aircraft in which we own fractional interests. It also allowed Mr. Hooley limited personal use. The Committee monitors personal use through receipt at least four times per year of reports from our Chief Financial Officer. Named officers may also receive estate planning services, tax return services, paid parking, reimbursement for medical physical examinations, and personal use of a Company car or a car allowance. We reimburse spouse or guest travel to, and family entertainment at, an annual planning meeting at which executive officers and spouses or guests interact with each other and with members of the Board and their spouses or guests. We do not gross-up named officer perquisites for tax liabilities. Mr. Abraham, who worked in the United Kingdom at the request of the Company, received a housing and utility allowance and tuition reimbursement for his children as expatriate assignment benefits and an amount in connection with the incremental income taxes incurred by working as an expatriate for the Company.

        Insurance Benefits.    Named officers can participate in group health, vision and dental insurance plans on the same basis as other employees. We provide the named officers with individual variable life insurance policies in lieu of participation in our employee group life policy. The policies are portable and allow the named officers to accrue cash surrender value. In consideration of the potential needs of named officers and their families in the event of long-term disability, we provide named officers with a long-term disability policy to allow a similar income replacement percentage of salary as is available to employees in general. We also provide named officers coverage under a group excess liability insurance policy.

POST-EMPLOYMENT AND CHANGE IN CONTROL PROTECTIONS

        Why and How These Protections Were Established.    Post-employment and retirement benefits and change in control protections serve the compensation program's Competitiveness/Retention, Welfare/Loyalty/Retirement Planning, and Transaction Stability objectives described beginning on page 27. In particular, the Committee believes that post-employment and retirement benefits and change in control protections:

  •
  promote named officer retention by generally protecting officers against forfeiture of awards for termination of employment outside of their control

  •
  further the officer's commitment to the Company by accelerating the vest date of certain awards and accounts if the officer retires (as defined in the applicable award agreement)

  •
  provide stability in the event of a possible change in control

  •
  reward long-term service by increasing retirement accumulations.

        Summary of Arrangements.    As of December 31, 2012, we had several arrangements providing post-employment and change in control benefits.

        The non-change in control vesting terms and conditions of currently unvested awards are summarized in the following table. The change in control terms and conditions are described beginning on page 40. Beginning on page 51, we further describe award terms and conditions.

Award Terms and Conditions

Obligation or Event	Description
Non-solicitation, noncompete obligations	The Committee protects the Company by incorporating into all equity and Incentive Program award agreements a requirement that the grantee not work for a competitor during any period for which he is receiving separation pay and not solicit employees and customers for one year after termination of employment.

Retirement (generally, reaching age 59 1/2 with 3 years of service)	Time Options: The Committee believes it reasonable to allow a person whose termination constitutes a retirement to have the benefit of the full remaining term of a vested option to exercise it.
Deferred cash: The Committee selected full vesting upon retirement because the retiree contributed to the performance that triggered the grant.
Performance RSUs: The Committee selected prorata vesting based on goal achievement for the year of retirement so that a retiree would not vest absent a contribution to such achievement.
Time RSUs: The Committee believes it reasonable to allow prorata vesting on the date of the retirement.

Death or Disability	The Committee selected accelerated vesting of deferred cash and equity awards in consideration of the potential needs of the grantee and the grantee's family.

Business Unit Divestiture or Reduction in Force
Time Options: The Committee believes it is appropriate to allow prorata vesting for options held for at least six months prior to the event, as the Company's actions would have terminated the vesting period.
Deferred cash: The Committee believes it appropriate to allow full vesting in recognition of the contribution of the group of affected employees to the performance that triggered the grant.

Performance RSUs: The Committee believes that as long as the business unit has been performing at a level that would have caused goal achievement, the grantees should retain a prorata benefit should the Company sell the business unit. For a reduction in force, vesting is determined in the same manner as a retirement so that a grantee would not vest absent a contribution to goal achievement.
Time RSUs: The Committee believes it appropriate to allow prorata vesting if the RSUs have been held for six months prior to the event.

        Employment Agreements.    During 2012, each of Messrs. McDonnell, Hooley, Hager, and Abraham had employment agreements. Messrs. McDonnell and Abraham have terminated their employment pursuant to their retirement agreements, described on page 26. The agreements of Messrs. Hager and Hooley do not provide for employment through a set date and termination without cause can occur as described on page 54. The Committee reviewed leading market and industry practice regarding appropriate and common provisions for executives at top management levels with respect to the separation pay period for Mr. Hooley described on page 54 and change in control protections described on pages 41 and 54. The agreement prohibits him for three years following termination of employment for any reason from soliciting employees, soliciting customers for the benefit of a competitor, or acquiring an interest in a competitor other than an insignificant interest in a public company. Our obligations to pay separation and change in control benefits under the agreement ceases if he violates such covenants. Mr. Hager entered into the original version of his agreement prior to the existence of the Committee. The agreements are further summarized on pages 41 and 45 and in the table and notes beginning on page 51.

        Qualified and Non-Qualified Plans.    The arrangements are summarized in the following table. Further information about the plans is provided in the Nonqualified Deferred Compensation section beginning on page 46.

Plan/Program	Description
401(k) Profit Sharing Plan	Each named officer participates, and all named officers' accounts are vested. The Company made contributions under the 401(k) Profit Sharing Plan to each named officer for 2012. Like other participants, named officers receive discretionary profit sharing contributions and matching contributions with respect to their salary deferral contributions. Accounts generally vest based on years of service. The 401(k) portion of the accounts is credited with earnings, gains or losses based on the participant's investment direction from among various investment options available under the plan, including DST stock, and the profit sharing portion of the accounts is credited with earnings, gains or losses based on Company-directed investments. Accounts are distributable upon separation from service for any reason, financial hardship, or reaching age 59 1/2.

Supplemental Executive Retirement Plan ("SERP")
During 2007, the Committee partially terminated the SERP and distributed SERP account balances to participants except that Messrs. McDonnell and Hager remained active plan participants. The Committee has annually determined the contribution rate in order to equalize the value of contributions we would have made and of forfeiture amounts we would have credited to their 401(k) Profit Sharing Plan accounts if certain tax regulations had not limited contributions. The Committee has determined that no future contributions will be made to the SERP. The contribution rate for 2012 for Mr. Hager was 7.25% of compensation defined in the plan (base salary and the aggregate of the cash and deferred cash portions of the Incentive Program award) that exceeds the applicable wage limit for 401(k) Profit Sharing Plan contributions. In accordance with the McDonnell Retirement Agreement, Mr. McDonnell did not receive a contribution to his SERP account in 2012 and he is receiving distribution of his account balance as described on page 47.

Plan/Program	Description
Extended Deferrals of Incentive Program Awards and RSU Share Issuances
For tax and retirement planning, the Committee allows deferrals of current cash awards and extended deferrals of vested deferred cash awards, each granted under the Incentive Program, as well as extended deferrals of share issuances in connection with vesting RSUs. We distribute deferred amounts and issue shares on the earlier of the date elected by the participant or termination of employment so long as, for deferred cash and RSUs, the award is vested. The named officers did not have current cash incentives in voluntary deferral during 2012. Mr. Hager has elected to keep his vested deferred cash awards in voluntary deferral as described on page 48. Mr. McDonnell will receive his vested deferred cash award in connection with his retirement. Named officers have not elected to defer share issuances in connection with vested RSUs.

        Change in Control Terms and Conditions.    The Committee allows certain separation benefits to occur in connection with a change in control only if within an established period after the change in control, a termination of employment occurs, whether by the Company without cause or by the employee as a resignation for good reason. These vesting preconditions (a change in control, then a termination of employment) are known as a "double trigger." The Committee believes that a double trigger is in the best interest of our stockholders because it:

  •
  provides stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control

  •
  provides our executives with change in control severance benefits similar to those in place at other similar companies

  •
  forces an acquirer to evaluate whether to retain our executives by making it potentially more expensive to dismiss one of our executives rather than one of its own executives.

The Committee has incorporated double trigger arrangements into employment agreements, deferred cash and equity awards, as shown in the table and notes beginning on page 52.

        The following table describes the Committee's reasoning in selecting the change in control occurrences that could lead to double trigger compensation if we terminated a named officer without cause or he resigned for good reason within certain time periods following the occurrence, as further explained in the table and notes beginning on page 52.

Change in Control Event	Rationale
Incumbent directors cease to represent 75% of the Board	The Committee set this threshold so that only a major change in Board composition resulting from a change in control would trigger change in control benefits.

A person becomes the beneficial owner of 20% or more of our common stock without approval of the Board (subject to certain exceptions)
The Committee set this threshold recognizing that a 20% stockholder could exert substantial influence over our management policies. With cumulative voting, a 20% stockholder could elect one director each year in which three directors are elected and thus could potentially control the Board over time.

Change in Control Event	Rationale
We consummate a transaction involving less than 60% control by existing stockholders	The Committee incorporated this threshold to protect executives from compensation avoidance in the event the Board were to approve a hostile proposed acquisition.

Stockholders approve a liquidation or asset sale unless a "related party" acquires control of our assets
The Committee designed this provision to avoid the risk of unintended change in control benefits if a majority-owned subsidiary, employee group, employee benefit plan or corporation controlled by our stockholders acquires control of our assets.

        The employment agreements of Messrs. Hager and Hooley entitle them, if we have a change in control, to employment for a three-year period at the same executive capacity, salary and benefit levels in effect on the change in control date. If we terminate employment after the change in control date other than for cause, those named officers each have a right to payment of his base salary through termination plus a lump sum cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period, including lump sum payments based on hypothetical Incentive Program achievement (further described on page 54). If the executive resigns for good reason during the three-year period after a change in control, he is to receive the same payments and benefits as if we had terminated his employment without cause. Additionally, the agreements entitle the named officers to certain rights to gross-up amounts to cover additional tax liabilities under Internal Revenue Code Section 4999 in the event it applies to the change in control payments (also described on page 54). If a named officer is entitled to such gross-up payments, they will generally be made in a lump sum consistent with the other change in control payments to the named officer. The Committee has formally resolved not to include golden parachute excise tax gross-up provisions in future executive employment agreements.

2013 COMPENSATION PROGRAM

        The Compensation Committee has revised the Incentive Program for 2013. For corporate executives, goals for 2013 are a combination of DST consolidated revenue targets and growth in DST earnings per share.

        The Committee has determined to move away from the 'front-loaded' long-term incentive grant approach utilized for the 2010-2012 Equity Program, and move to a more consistent annual grant size. For 2013, long-term incentive awards are comprised of Time RSUs and Performance Stock Units ("PSUs"). PSUs represent the majority of the per-person grant date fair value allocated to each named officer. For purposes of Expense and Dilution Control as described on page 28, the Committee is continuing to apply the Pre-Tax Income Objective on page 31.

NAMED OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

        In the following table, elements of compensation are attributable to the year shown except that equity grants made for 2012 are not shown in the 2012 row; rather, they are part of the totals in the 2011 row (Columns B and C). The Compensation Committee made the equity grants for 2012 in December 2011 and, under applicable regulations, such awards are ineligible for inclusion in the 2012 row. We separately show on page 36 the grant date fair value of the late-2011 grants made for 2012.

		A	B	C	D	E	F
Name and Principal Position(1)	Year	Salary (1)($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation (3)($)	Total ($)
Stephen C. Hooley(1)	2012	695,082	—	—	1,819,713	342,864	2,857,659
Chief Executive Officer and	2011	650,000	1,383,103	439,754	1,215,298	199,921	3,888,076
President	2010	550,000	879,237	—	1,582,307	159,227	3,170,771
Thomas A. McDonnell(1)	2012	750,000	—	—	2,773,929	2,879,921	6,397,850
Retired Chief Executive	2011	750,000	2,037,481	647,454	1,558,565	501,466	5,494,966
Officer	2010	650,000	1,295,937	1,801,508	2,592,956	627,937	6,968,348
Kenneth V. Hager	2012	319,300	—	—	574,766	103,986	998,052
Vice President, Chief Financial	2011	310,000	545,236	173,102	281,457	83,582	1,393,377
Officer and Treasurer	2010	310,000	345,861	—	563,209	100,245	1,319,315
Thomas R. Abraham(1)	2012	312,000	—	—	283	3,166,601	3,478,884
Retired Group Chief Executive
DST Global Solutions (subsidiary)
Jonathan J. Boehm	2012	427,450	—	—	642,921	55,477	1,125,848
President
Argus Health Systems, Inc. (subsidiary)
Robert L. Tritt	2012	427,450	—	—	623,510	57,667	1,108,627
Executive Vice President	2011	415,000	763,521	242,411	384,022	52,296	1,857,250
U.S. Investment Recordkeeping Solutions	2010	400,000	487,539	—	641,092	54,739	1,583,010

(1)
The salary for Mr. Hooley reflects a change in base salary that occurred on September 13, 2012, when Mr. Hooley became our Chief Executive Officer. Prior to the date of his new position, his base salary during 2012 was $650,000. After that date, it was $800,000. The number shown is his aggregate base salary for 2012 taking into account both dollar amounts and the periods for which they applied. The compensation for Mr. McDonnell is his compensation for the entire year. After his change in position effective September 13, 2012 to non-executive Chairman, his base salary and incentive opportunity levels were not decreased, which is consistent with the terms of the McDonnell Retirement Agreement. Mr. Abraham served as leader of DST Global Solutions through December 31, 2012.

(2)
Column D includes Incentive Program awards for the 2012 performance year (with the current cash portion shown below and the deferred cash portion shown in Column B of the table on page 46) as well as earnings during 2012 on mandatorily and voluntarily deferred cash balances of earlier Incentive Program awards (as shown in Column C of the table on page 46). Deferred cash vesting terms and conditions are described in the tables and notes beginning on pages 38 and 52 and the accounts are subject to earnings and losses based on hypothetical investment choices. Mr. McDonnell's entire Incentive Program award for 2012 is in the form of current cash pursuant to the McDonnell

  Retirement Agreement. Mr. Abraham did not receive an Incentive Program award for 2012, as provided in the Abraham Retirement Agreement.

Named Officer	Current Cash Incentive for 2012 Performance Year, Paid in 2013($)
Stephen C. Hooley	1,162,000
Thomas A. McDonnell	1,995,000
Kenneth V. Hager	292,160
Jonathan J. Boehm	409,283
Robert L. Tritt	391,117
(3)
Amounts in Column E are described below in Elements of All Other Compensation.

ELEMENTS OF ALL OTHER COMPENSATION

        In the Summary Compensation Table, Column E (All Other Compensation) includes amounts for various types of compensation, as shown below.

ALL OTHER COMPENSATION	Stephen C. Hooley ($)	Thomas A. McDonnell ($)	Kenneth V. Hager ($)	Thomas R. Abraham ($)	Jonathan J. Boehm ($)	Robert L. Tritt ($)
Matching Contribution to 401(k) for 2012 plan year	7,500	7,500	7,500	7,500	7,500	7,500
Discretionary Profit Sharing Contribution for 2012 plan year	10,000	10,000	10,000	10,000	10,000	10,000
Supplemental Executive Retirement Plan Contribution for 2012 plan year	—	—	35,813	—	—	—
Life Insurance Premium	6,552	23,584	9,949	12,218	6,442	9,212
Anniversary Service Award(*)	—	—	—	271	1,212	1,980
Tax Gross-up on Anniversary Service Award(*)	—	—	—	—	186	1,521
Special Retirement Compensation described on page 26	—	2,330,000	—	2,158,254	—	—
Perquisites and Personal Benefits (expatriate benefits, aircraft usage, and other miscellaneous benefits listed on page 44)	318,812	502,837	40,724	978,358	30,137	27,454

(*)
DST stock is granted as service awards for employment anniversaries every five years. All employees who receive such awards also receive amounts for their income tax liability so that they may enjoy the full benefit of the program.

        The perquisites and personal benefits in the last row of the above table are comprised of the following:

Perquisite or Personal Benefit(1)	Stephen C. Hooley	Thomas A. McDonnell	Kenneth V. Hager	Thomas R. Abraham	Jonathan J. Boehm	Robert L. Tritt
Paid Parking	X	X	X	—	X	X
Long-Term Disability Premiums	X	X	X	X	X	X
Excess Liability Insurance Premiums	X	X	X	X	X	X
Personal Use of Company Car or Car Allowance	X	X	X	—	X	X
Estate Planning Services	—	X	X	—	X	—
Tax Return Preparation Services	X	X	X	X	—	—
Expatriate Program Benefits(1)	—	—	—	X	—	—
Company Reimbursed Physical	—	X	—	—	—	—
Non-Business Events at Offsite Planning Meeting	X	X	X	—	—	X
Personal Use of Aircraft in which the Company has a Fractional Interest(2)	X	X	—	—	—	—

(1)
Mr. Abraham participated in an expatriate program, and expatriate benefits were required under his employment agreement. He received certain UK living expense reimbursements (housing and utilities payment, tuition reimbursement for children, and goods and services allowance) as well as a tax equalization benefit. The tax equalization benefit was designed to keep him in approximately the same tax position he would have been in had he been employed in the U.S. rather than the UK. As such, the excess of the foreign taxes over the U.S. taxes relating to the foreign assignment are borne by the Company and imputed as income to Mr. Abraham.

All Other Compensation for Mr. Abraham includes an amount of $962,000 for the expatriate benefit, including both $356,000 for living expense reimbursements and the tax equalization payments of $606,000 attributable to amounts earned in 2012. Any necessary currency conversions were calculated using a December 31, 2012 rate of conversion from British Pound Sterling to U.S. Dollars.

(2)
Messrs. McDonnell and Hooley were both allowed personal use of aircraft, as explained on page 37. All Other Compensation includes the incremental cost of aircraft personal use during 2012 of $316,209 for Mr. McDonnell and $233,476 for Mr. Hooley (calculated based on the hourly charge for the flight, the fuel charge for the flight, and the ground transportation charge). We did not include in the incremental cost any portion of our monthly aircraft management fee, which we would have paid regardless of the personal use, or depreciation on the plane, which does not vary based on use.

        The named officers also participated in 2012 in a program in which the Company, through a donor-advised fund at a community charitable foundation, matches contributions by the named officer to qualified not-for-profit organizations in an amount equal to two times the contribution. We have not included matching amounts in compensation. Contributions were made on behalf of all DST employees who chose to participate, and we do not believe the contribution directly or indirectly benefitted the named officer personally. A maximum annual Company contribution of $20,000 was allowed and made for all named officers other than Mr. McDonnell. A maximum annual matching contribution of $50,000 was allowed and made for Mr. McDonnell as he also participated in the $30,000 matching program for directors described on page 15. As described on page 26, the Company made an additional charitable contribution in Mr. McDonnell's honor in connection with his retirement.

ADDITIONAL INFORMATION REGARDING SUMMARY COMPENSATION TABLE

        The Compensation Committee does not target base salary to be a certain percentage of total compensation. Rather, the Committee determines base salaries as described beginning on page 31. The Committee incorporates a significant "at risk" component into compensation packages using the methods described in the table beginning on page 27. Named officers have the Incentive Program and equity awards, retirement programs, perquisites, insurance benefits, deferral programs, and separation from service and change in control protections we describe in our Compensation Discussion and Analysis.

        Employment agreements for four named officers address certain compensation elements shown in the Summary Compensation Table. The following summarizes the agreements:

Named Officer	Base Salary Required by Agreement	Incentive Program Opportunity Levels Required by Agreement
Stephen C. Hooley	At least $550,000	As determined by the Committee
Thomas A. McDonnell	At least $750,000	Percentages shown on page 32
Kenneth V. Hager	As determined by the Committee	As determined by the Committee
Thomas R. Abraham	$300,000 to be adjusted from time to time as agreed	Percentages shown on page 32

        We further describe the employment agreements (including the continuing non-solicitation and non-compete obligations of Messrs. Hooley and Hager and our continuing separation pay, change in control and other obligations to them) on pages 39 and 41 as well as in the table and notes beginning on page 52.

        On September 12, 2012, the Company and Mr. McDonnell entered into the McDonnell Retirement Agreement. Under the agreement, the Company made a retirement payment to Mr. McDonnell of $2.33 million and made a special charitable contribution in his honor as noted on page 26. On November 28, 2012, the Company and Mr. Abraham entered into the Abraham Retirement Agreement pursuant to which Mr. Abraham received retirement compensation of $2.16 million. He also received the benefit of tax equalization on certain components of the retirement pay as noted on page 44. We further describe the retirement agreements (including the non-solicitation and non-compete obligations of Messrs. McDonnell and Abraham and the impact of their retirements on their benefit plan accounts and awards) on pages 26 and 51.

NONQUALIFIED DEFERRED COMPENSATION

        Deferral Activity and Balances.    The following table provides information regarding named officers' nonqualified deferred compensation accounts. We describe the various forms of nonqualified deferral programs following the table.

	A	B	C	D	E
Named Officer and Type of Deferral	Executive Contributions in 2012 (1)($)	Registrant Contributions in 2012 (2)($)	Aggregate Earnings in 2012 (3)($)	Aggregate Withdrawals/ Distributions in 2012(4)(6)($)	Aggregate Balance at December 31, 2012(5)(6)($)
Stephen C. Hooley
Incentive Program Deferred Cash	—	527,027	130,686	243,040	889,251
Thomas A. McDonnell
Incentive Program Deferred Cash	633,838	—	778,929	—	5,551,902
Supplemental Executive Retirement Plan	—	—	180,330	919,971	2,936,136
Terminated Executive Plan	—	—	243,058	5,142,582	—
Terminated Directors' Deferred Fee Plan	—	—	791,998	—	5,017,363
Kenneth V. Hager
Incentive Program Deferred Cash	118,467	132,510	150,096	—	1,234,995
Terminated Executive Plan	—	—	15,747	—	791,913
Supplemental Executive Retirement Plan	—	35,813	37,078	—	333,173
Thomas R. Abraham
Incentive Program Deferred Cash	—	—	283	—	22,283
Jonathan J. Boehm
Incentive Program Deferred Cash	—	195,558	38,080	151,709	210,682
Robert L. Tritt
Incentive Program Deferred Cash	—	177,392	55,001	156,269	305,850

(1)
Column A shows Incentive Program deferred cash amounts that vested in 2012 for the 2009 performance year but were further deferred by named officer election pursuant to applicable tax rules and Incentive Program procedures.

(2)
Column B shows contributions in 2013 for the 2012 plan year. No deferred cash amount is shown for Mr. McDonnell because under the terms of the McDonnell Retirement Agreement, his Incentive Program award for 2012 is in cash with no deferred component. Under the Abraham Retirement Agreement, Mr. Abraham forfeited his right to an Incentive Program award for 2012.

(3)
Column C shows for each named officer the aggregate earnings during 2012. The range of 2012 earnings rates on available hypothetical investments for all of the nonqualified deferral accounts other than Incentive Program deferred cash accounts was 4.659% to 18.74%. The range of 2012 earnings rates on available hypothetical investments for the deferred cash accounts was 1.72% to 22.67%.

(4)
Column D shows the distribution during 2012 to Messrs. Hooley, Boehm and Tritt of an Incentive Program deferred cash award for the 2009 performance year and to Mr. McDonnell of certain other balances in connection with his retirement.

(5)
The amounts in Column E were vested as of December 31, 2012 for Messrs. McDonnell and Abraham as a result of their retirements and are not subject to a substantial risk of forfeiture for Mr. Hager due to his retirement eligibility. For the other named officers, the amounts shown are unvested and certain events shown in the table beginning on page 52 would cause vesting.

The following is an aggregate of the Column E amounts reported in the Summary Compensation Tables in prior annual meeting proxy statements:

Named Officer	Amounts from Column E Reported In Previous Summary Compensation Tables($)
Stephen C. Hooley	889,251
Thomas A. McDonnell	13,505,401
Kenneth V. Hager	2,360,081
Robert L. Tritt	305,850
(6)
Under the terms and conditions of the applicable plans and Code Section 409A, payout will be delayed until July 15, 2013: (i) to Mr. McDonnell of his remaining balance under the Supplemental Executive Retirement Plan, and Terminated Directors' Deferred Fee Plan, and (ii) to Mr. Abraham of his Incentive Program Deferred Cash.

  Nonqualified Deferral Programs.

        Arrangements for Incentive and Equity Awards.    By making an election by June 30 of the performance year, named officers can voluntarily defer the current cash awards they receive under the Incentive Program and can voluntarily extend the future payout of vested deferred cash awards and issuance of shares for vesting RSUs. The elected periods can be either a number of years or until separation from service. After electing an initial payout or share issuance date, participants can further extend the date for a minimum of five years if they do so at least one year prior to the initially selected date.

        Retirement Plans.    Under the Supplemental Executive Retirement Plan, described on page 39, we have made annual SERP contributions to Messrs. McDonnell and Hager to equalize the value of contributions we would have made to various qualified plans and of forfeiture amounts that we would have credited to qualified plan accounts if certain tax regulations had not limited contributions. Their accounts are vested. Mr. McDonnell did not receive a SERP contribution for the 2012 plan year, and Mr. Hager received his final contribution. The plan is terminated and no further contributions are being made.

        Mr. Hager also has a vested account under the Executive Plan, which is a nonqualified deferred compensation plan terminated in 1995. Prior to termination of the plan, we credited each participant's account with the value of contributions we would have made to the various qualified plans we maintained without regard to statutory contribution limits and eligibility requirements, less the amount we contributed to such qualified plans on the participant's behalf. Mr. McDonnell's account under this plan was distributed to him upon his retirement.

        Deferred Fee Plan.    We continue to hold fees Mr. McDonnell previously deferred under a Directors' Deferred Fee Plan that was terminated effective August 31, 1995. The account is vested and will be paid on July 15, 2013.

        Earnings Arrangements.    We make credits to or deductions from nonqualified deferral accounts based on hypothetical earnings. For the Incentive Program awards in deferral, we base earnings on the participants' elections among a limited number of long-term investment choices, both equity-based and income-oriented. The number of choices is administratively manageable but allows participants to diversify their hypothetical earnings and control their level of risk. The terminated Directors' Deferred

Fee Plan also grows or decreases based on similar types of investments that are Company-directed. SERP and Executive Plan balances are adjusted based on a formula using ten-year U.S. Treasury bond rates. For all the plans, earnings and losses are credited or debited at least annually.

        Retirement Payout Arrangements.    Account balances are payable in installments upon proper election, and named officers have elected as follows:

Award or Plan	Installment Payout Requirement	Maximum Allowable Installment Period	Installment Elections Made
Incentive Program Awards in Deferral	Must be at least age 59 1/2 at termination date	Five years	Messrs. McDonnell(*) and Hager
SERP	Must be at least age 59 1/2 at termination date	Ten years	Mr. Hager
Executive Plan (terminated in 1995)	Compensation Committee Chairperson must approve post-termination installment payment	Five years	Mr. Hager
Restricted Stock Units	Must be at least 59 1/2 with three years of service at termination date	Five years	None

(*)
Mr. McDonnell's election applies only to deferred cash awards for performance years prior to 2010.

GRANTS OF PLAN-BASED AWARDS

        Incentive Program Grants.    The following table and notes show Incentive Program opportunity levels that existed at the beginning of 2012 for each of the named officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(*)($)
Named Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen C. Hooley	02/24/12	634,973	1,269,946	1,904,919
Thomas A. McDonnell	02/24/12	750,000	1,500,000	2,250,000
Kenneth V. Hager	02/24/12	159,650	319,300	478,950
Thomas R. Abraham	02/24/12	156,000	312,000	468,000
Jonathan J. Boehm	02/24/12	213,725	427,450	641,175
Robert L. Tritt	02/24/12	213,725	427,450	641,175

(*)
The range of Incentive Program awards that could have been earned for 2012 performance depended on the level of achievement of EPS goals and, for Mr. Boehm, partially on achievement of a business unit goal, as described on page 34. The amounts shown represent percentages of base salary that were each named officer's threshold, target and maximum opportunity levels, as further described on page 32. Mr. Hooley's estimates take into account the change at September 13, 2012 in his base salary and opportunity levels, and reflect the periods both prior to and after that change. Although incentive opportunities are shown for Mr. Abraham, the Abraham Retirement Agreement provided that he forfeit his opportunity for 2012 performance.

EPS and business unit goal achievement for 2012 have already been determined. Mr. McDonnell's award of $1,995,000 is in cash. The other named officers' aggregate earned Incentive Program awards for 2012 (the sum of the cash and the deferred cash components) are $1,689,027 for Mr. Hooley, $424,669 for Mr. Hager, $604,842 for Mr. Boehm, and $568,509 for Mr. Tritt. The deferred cash portion, shown in Column B on page 46, is scheduled to vest on December 1, 2015, subject to accelerated vesting in limited circumstances, and can be forfeited due to termination of employment, as described beginning on page 51. Mr. Hager is retirement-eligible and would vest in full in his deferred cash account if he terminated employment. The deferred cash award is subject to account earnings and losses based on hypothetical investment choices.

          Equity Grants.    The Committee did not make grants of equity to any of the named officers during 2012, even though equity was part of compensation for 2012. Grants for 2012 compensation were made in December 2011, as explained on page 36. The RSU and stock options granted and their grant date fair value is shown in the table on page 36. The grants are also valued at year-end as shown in the Outstanding Equity Awards table on page 50. When the Company pays a dividend, equivalents accrue on unvested RSUs in the form of additional unvested RSUs pursuant to a formula set forth in the award agreements. During 2012, additional unvested RSUs received as dividend equivalents were 732 for Mr. Hooley, 1,062 for Mr. McDonnell, 288 for Mr. Hager, 412 for Mr. Boehm, and 406 for Mr. Tritt.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards(*)
Named Officer	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Stephen C. Hooley	—	—	770	41,634
Thomas A. McDonnell	444,700	8,847,884	1,112	60,126
Kenneth V. Hager	—	—	297	16,059
Thomas R. Abraham	—	—	4,438	239,963
Jonathan J. Boehm	31,780	524,876	425	22,980
Robert L. Tritt	142,462	2,612,134	426	23,034

(*)
These columns represent gross shares that would have been issued in connection with vesting. Shares were withheld from this gross amount for satisfaction of the withholding obligations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(December 31, 2012)

	Option Awards(1)				Stock Awards(2)
	A	B	C	D	E	F	G	H
Named Officer(3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen C. Hooley	25,000		39.3350	12/16/13
	50,000		43.8250	12/14/19
	70,400		43.8250	12/14/19
	12,928	25,712	47.5100	12/01/21
					22,024	1,334,654
							15,641	947,845
							9,397	569,458
					3,131	189,739
Thomas A. McDonnell	69,134		44.4500	01/04/20
	19,035		47.5100	12/01/21
					31,645	1,917,687
							23,052	1,396,951
							13,831	838,159
Kenneth V. Hager	27,800		43.8250	12/14/19
	5,089	10,121	47.5100	12/01/21
					8,480	513,888
							6,176	374,266
							3,695	223,917
					1,237	74,962
Jonathan J. Boehm	38,900		43.8250	12/14/19
	7,126	14,174	47.5100	12/01/21
							6,110	370,266
					6,110	370,266
							8,646	523,948
							5,176	313,666
					1,733	105,020
Robert L. Tritt	12,966		43.8250	12/14/19
	3,060	14,174	47.5100	12/01/21
					12,213	740,108
							8,646	523,948
							5,176	313,666
					1,730	104,838

(1)
Column A shows vested stock options. Column B shows that portion of Time Options granted under the three-year Equity Program that were unvested at year-end. The Time Options vest in one-third increments over the three anniversaries of the grant and are subject to forfeiture for termination of employment prior to vesting except for the special vesting events described in the table and notes on pages 38 and 52.

(2)
Column E includes:

•
The DST 2010 Performance RSUs described on page 36. They vest depending upon the level of goal achievement during the period of 2010-2014 and the passage of time; goals have been certified as achieved but the vest date was March 8, 2013.

•
The Time RSUs described on page 36. They vest in 20%, 30% and 50% increments on the first, second and third anniversaries of the grant date. By March 8, 2013, 50% were vested (the first two tranches).

Column G includes:

•
The DST 2011 Performance RSUs described on page 36. They vest depending on the level of goal achievement during the period of 2011-2015. Based on goal achievement, the vest date was March 8, 2013.

  •
  The DST 2012 Performance RSUs described on page 36. They vest depending on the level of goal achievement during the period of 2012-2016. Based on goal achievement, the vest date was March 8, 2013.

  •
  For Mr. Boehm, the Argus 2010 Performance RSUs described on page 36. They vest depending on the level of goal achievement during the period 2010-2014. Based on goal achievement, two-thirds of these RSUs vested on March 8, 2013.

  The numbers shown in Columns E and G include unvested RSUs granted after the original grant date as dividend equivalents. For Messrs. McDonnell and Hager, certain RSU amounts have been reduced by the number of shares surrendered to satisfy certain tax obligations in connection with his retirement eligibility.

  Special vesting events for the RSUs in Columns E and G are described in the tables and notes on pages 38 and 52.

(3)
Mr. Abraham has not been included in this table as he did not have any equity awards outstanding at year-end.

NAMED OFFICER AWARD/ACCOUNT VALUES FOR CERTAIN EVENTS

        The following table shows for Messrs. McDonnell and Abraham the effect of their December 31, 2012 retirements on their outstanding equity awards and deferred cash balances.

	Equity Awards(a)	Deferred Cash Awards(b)
Thomas A. McDonnell	4,240,606	1,135,725
Thomas R. Abraham	0	22,283

(a)
Mr. Abraham did not vest in any equity awards in connection with his retirement. Mr. McDonnell vested in a prorata portion of the tranche of the Time RSUs (described on page 35) that would have otherwise vested on March 8, 2013, although share issuance is delayed until June 30, 2013 under Code Section 409A. He also retained the right to vest in his DST Performance RSUs (as defined on page 53), although vesting was to be based on goal achievement and was therefore delayed until March 8, 2013. Goal achievement did occur, and the amount shown in the column is the number of RSUs from these two grants multiplied by $60.60, the closing price of DST stock on December 31, 2012.

(b)
Messrs. Abraham and McDonnell both vested in unvested deferred cash accounts existing as of December 31, 2012 under the Incentive Program. We used the year-end balance of the Incentive Program accounts. Mr. McDonnell received an Incentive Program award for the 2012 performance year, as shown in the Summary Compensation Table on page 42. Mr. Abraham forfeited any right to such an award in connection with his retirement.

        For the other named officers, we show the effect of certain termination of employment events if, hypothetically, they had occurred as of December 31, 2012 and triggered a payout or vesting to which the named officer would not otherwise have been entitled. Beginning on page 37, we describe the reasons for the post-employment and retirement benefits and the change in control protections shown in the following table and notes. The effects of voluntary termination of employment (other than a retirement), termination for cause, and change in control that is not followed by either a termination without cause or a resignation for good reason (each, a "Special Termination") are not shown in the table below. They would not have caused accelerated award vesting or separation benefits.

	Stephen C. Hooley	Kenneth V. Hager	Jonathan J. Boehm	Robert L. Tritt
	($)	($)	($)	($)
December 31, 2012 Hypothetical Event and Award or Other Benefit to be Valued(*)
Death or Disability(a)
Restricted Stock Units	3,041,696	1,187,033	1,683,165	1,682,559
Time Options	336,570	132,484	185,538	185,538
Deferred Cash Accounts	889,251	241,002	210,682	305,850
Total	4,267,517	1,560,519	2,079,385	2,173,947
Retirement(b)
Restricted Stock Units	0	1,135,705	0	0
Deferred Cash Awards	0	241,002	0	0
Total	0	1,376,707	0	0
Termination without cause in connection with a reduction in force(c)
Restricted Stock Units	2,911,527	1,135,705	1,487,791	1,610,627
Time Options	121,541	47,844	67,008	67,008
Deferred Cash Accounts	889,251	241,002	210,682	305,850
Severance Base Salary	1,600,000	319,300	0	0
Life and Health Premiums	50,160	21,877	0	0
Premium Gross-Up	35,793	15,611	0	0
Total	5,608,272	1,781,339	1,765,481	1,983,485
Termination without cause in connection with a business unit divestiture(d)
Restricted Stock Units	1,353,501	1,135,705	675,751	749,380
Time Options	121,541	47,844	67,008	67,008
Deferred Cash Accounts	889,251	241,002	210,682	305,850
Severance Base Salary	1,600,000	319,300	0	0
Life and Health Premiums	50,160	21,877	0	0
Premium Gross-Up	35,793	15,611	0	0
Total	4,050,246	1,781,339	953,441	1,122,238
Other termination without cause(e)
Restricted Stock Units	0	1,135,705	0	0
Deferred Cash Accounts	0	241,002	0	0
Severance Base Salary	1,600,000	319,300	0	0
Life and Health Premiums	50,160	21,877	0	0
Premium Gross-Up	35,793	15,611	0	0
Total	1,685,953	1,733,495	0	0
Change in control followed by termination without cause or resignation for good reason(f)
Restricted Stock Units	3,041,696	1,187,033	1,683,165	1,682,559
Time Options	336,570	132,484	185,538	185,538
Deferred Cash Accounts	889,251	241,002	210,682	305,850
Severance Base Salary	2,400,000	957,900	0	0
Benefit Continuation	127,741	193,288	0	0
Severance Incentive Award	3,600,000	957,900	0	0
Income or Excise Tax Gross-Up	3,316,841	0	0	0
Total	13,712,099	3,669,607	2,079,385	2,173,947

(*)
NOTE REGARDING AWARD VALUATIONS: The deferred cash accounts and stock awards valued in the table are the Incentive Program and equity awards unvested at year-end. Additional information about the deferred cash accounts is shown in the table and notes beginning on page 46. Additional information about the equity awards is shown in the table and notes on page 50. We valued the hypothetical early vesting of these awards as follows:

Type of Incentive or Equity Award	Valuation Method
Deferred Cash Accounts existing as of December 31, 2012 under the Incentive Program	We used the year-end balance of the Incentive Program accounts. Incentive Program amounts for the 2012 performance year (the aggregate of cash and deferred cash awards) are shown in note (*) beginning on page 48. Neither portion of the award for the 2012 performance year is included in this table because employment at year-end, rather than any special events shown in this table, triggered the award.
Restricted Stock Units ("RSUs")
The RSUs valued in the table consist of "DST Performance RSUs" (the DST 2010 Performance RSUs, DST 2011 Performance RSUs and DST 2012 Performance RSUs, described on page 36); the Argus 2010 Performance RSUs described on page 36; and the Time RSUs described on page 35. The closing price on December 31, 2012 ($60.60) was used to calculate the value.
Time Options	The Time Options valued in the table are described on page 35, and the value is based on the spread ($13.09) between the closing price on December 31, 2012 ($60.60) and the $47.51 strike price.

NOTES REGARDING EFFECT OF VARIOUS EVENTS:

(a)
Death or Disability: Vesting of deferred cash accounts, Time Options and all types of RSUs would have accelerated. Employment agreement benefits would not have been paid.

(b)
Retirement: At December 31, 2012, only Mr. Hager is over age 59 1/2 and has served DST for more than the three years required for retirement eligibility. The DST Performance RSUs would have vested based on goal achievement, although vesting would have been delayed until March 8, 2013. A prorata portion of the tranche of the Time RSUs scheduled to vest on March 8, 2013 would have vested. Vesting of deferred cash accounts would have accelerated.

(c)
Reduction in Force: The DST Performance RSUs and a portion of the Argus 2010 Performance RSUs would have vested based on goal achievement, although vesting would have been delayed until March 8, 2013. A prorata portion of the tranche of the Time RSUs scheduled to vest on March 8, 2013 would have vested. Vesting of deferred cash accounts would have accelerated. Time Options unvested at year-end would have vested prorata based on the date of the event. Employment agreement benefits would have been paid as described in note (g).

(d)
Business Unit Divestiture: Because of goal achievement, the DST Performance RSUs and a portion of the Argus 2010 Performance RSUs would have vested based on the number of months that have elapsed in the respective 60-month performance periods except that vesting would have been delayed until March 8, 2013 and vesting would have occurred as a retirement for Mr. Hager as described in note (b). A prorata portion of the tranche of the Time RSUs scheduled to vest on March 8, 2013 would have vested. Vesting of deferred cash accounts would have accelerated. Time Options unvested at year-end would have vested prorata based on the date of the event. Employment agreement benefits would have been paid as described in note (g).

(e)
Termination Without Cause: Because Mr. Hager is retirement eligible, his DST Performance RSUs would have vested based on goal achievement, except that vesting would have been delayed until March 8, 2013, and vesting of his deferred cash accounts would have accelerated. Employment agreement benefits would have been paid as described in note (g).

(f)
Change in Control Followed By a Special Termination (Termination Without Cause or Resignation for Good Reason): All RSUs would have vested. Vesting of deferred cash accounts and Time Options would have accelerated. Employment agreement benefits to Messrs. Hooley and Hager, including the payment of Incentive Program awards, would have been paid as described in note (i).

Change in Control Not Followed By a Special Termination: All Performance RSUs would have begun vesting in one-third increments over the anniversary dates of the change in control so long as the employment continued, and any unmet performance conditions would no longer have applied.

(g)
Employment Agreement Separation Provisions: The employment agreement separation period upon which these amounts are based is 24 months for Mr. Hooley, and twelve months for Mr. Hager. For life insurance premiums, we used the 2012 rates. For health insurance premiums, we used the 2013 rates that would have applied depending on the type of coverage (individual or family) the officer procured for 2013. The agreements for Messrs. Hooley and Hager entitle them to premium gross-ups as described in note (h).

(h)
Health and Life Insurance Premium Gross-Ups: The estimates for Messrs. Hooley and Hager are based on our monthly cost of health and life insurance premiums as explained in note (g). To determine the aggregate value of the insurance coverage continuation, we multiplied the monthly health and life insurance premiums by the number of months of taxable insurance coverage continuation each named officer is entitled to under his respective employment agreement. We then calculated the additional tax gross-up payments we would have been obligated to make in order to put the named officer in an after-tax position as if he had never received the taxable insurance coverage continuation.

(i)
Employment Agreement Post-Change in Control Separation Provisions; Parachute Taxes. The calculations reflect employment agreement provisions for Messrs. Hooley and Hager stating that the base salary and the following other benefits are provided upon a Special Termination that occurs within the three year period following the change in control. The amounts payable are based on the length of time from the date of the Special Termination to the end of the three-year period. For purposes of this table, the Special Termination is treated as having occurred on the date of the change in control.

  •
  Benefit Continuation Period. Benefit continuation amounts consist of life and health insurance premiums and estimated 401(k) profit sharing contributions. Note (g) describes the determination of the monthly life and health insurance premium amounts. Profit sharing contribution amounts are based on contributions made for 2012 as these do not vary substantially from year to year for named officers.

  •
  Severance Incentive Award. Incentive Program awards upon a termination incident to a change in control for Mr. Hooley and Mr. Hager are based, as the agreements require, on the assumption that we achieved target goals for the three-year Incentive Program period.

  Internal Revenue Code Section 4999 imposes a 20% excise tax on parachute payments ("parachute tax"). The Committee has formally determined not to include golden parachute excise tax gross-up provisions in future executive employment agreements. The employment agreements for Messrs. Hooley and Hager provide that they are eligible for a gross-up payment relating to the parachute tax. Any gross-up payment is intended to put the executive in the same after-tax position as if the executive had not been subject to the parachute tax. For Mr. Hooley, the potential parachute payment is generally subject to a scaleback equal to the largest amount that can be paid without triggering the parachute tax. If the payment is scaled back, there would be no parachute tax and no gross-up payment. However, if Mr. Hooley would retain, after tax, more than 120% of the amount he would retain if the potential parachute payments were scaled back, the cap does not apply and he is entitled to a gross-up payment, not to exceed five times the parachute tax. In the event of a Special Termination on a December 31, 2012 change in control, Mr. Hooley would have been entitled to a gross-up payment, in the amount shown in the above table, and no scale back would have applied.

ANNUAL MEETING MATTERS

        Quorum.    For you to approve proposals at the 2013 annual meeting, we must have a quorum. A quorum means the holders of a majority of the shares of DST stock outstanding on the record date are present at the annual meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Also included in the calculation of shares present are broker non-votes, which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers' shares. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

        Tabulation of Votes.    You may cast one vote for each share of DST stock you held on the record date on all proposals. You may vote cumulatively for directors. In other words, you may cast a number of votes equal to the number of shares of our common stock held on the record date multiplied by the number of directors to be elected. You may cast all such votes for a single Nominee or distribute them among the Nominees as you choose.

  Votes Required for Approval.

        Election of Directors.    Stockholders elect directors by a plurality of the voted shares which we determine by reference to the number of votes for each candidate. For the 2013 meeting, our stockholders will elect the three candidates with the highest number of affirmative votes. You may cast your vote in favor of a director or withhold it. We disregard withheld votes in determining a plurality.

        Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to ratify the Audit Committee's appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2013. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        Advisory Resolution to Approve Named Officer Compensation.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to adopt the Say on Pay resolution. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        How Stockholders Vote.    Voters include recordholders, persons holding DST stock in our tax-qualified benefit plans, and investors holding DST stock through a broker or other nominee.

        Common Stock Held of Record.    You may vote shares of record if you are present at the 2013 annual meeting either in person or through your proxy. By casting a paper, Internet or telephone vote (each of which is valid under Delaware law), you appoint our Proxy Committee as your proxy to vote your shares. Three of our officers constitute the Proxy Committee, which will vote as specified all shares of DST stock for which it is proxy. To name as proxy someone other than the Proxy Committee, please contact the Corporate Secretary at the address on page 1 for instructions. The person named as replacement proxy must attend and vote at the annual meeting. This Proxy Statement solicits, and you grant by voting, discretionary authority for the Committee to vote cumulatively for the election of directors. If you do not specify how you are voting your shares, the Proxy Committee intends to vote them for the Board Nominees, for ratification of PricewaterhouseCoopers, for the Say on Pay resolution approving the Company's named officer compensation, and in accordance with the discretion of the Proxy Committee on such other matters as properly come before the annual meeting.

        Common Stock Held Under the Plans.    If you hold shares through our benefit plans, you may, by casting a paper, Internet or telephone vote, instruct the trustee of the benefit plans how to vote the shares allocated to your accounts. The trustee will vote your shares as you instruct. For shares of DST stock not allocated to benefit plan accounts or for which it has not received instructions, the trustee must vote the shares in the same proportion as those shares for which it received instructions. The trustee may vote benefit plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee on any miscellaneous matters stockholders properly bring before the annual meeting.

        Common Stock Held Through a Broker or Other Nominee.    Each broker or nominee must solicit from its customers their directions on how to vote the shares the broker or nominee holds on their behalf. The broker or nominee must then vote the shares in accordance with such directions. We have requested brokers or nominees to forward soliciting materials to you. Whether brokers and nominees may vote shares when they have not received customer directions depends on our proposals and on the rules and procedures of the New York Stock Exchange. The following table shows the New York Stock Exchange rules with regard to our proposals and broker voting.

Proposal	Broker Discretionary Voting Allowed
Elect Directors	No
Ratify Audit Committee's Selection of Independent Registered Public Accounting Firm	Yes
Advisory Resolution to Approve Named Officer Compensation	No

        Recasting or Revoking Your Vote.    Until the polls close (or, as applicable, until the trustee, broker or nominee votes), you may recast your votes with a later-dated voting card or an Internet or telephone vote. You may revoke your vote by following the revocation procedures of the trustee, broker or nominee or, as a recordholder, by delivering your written revocation to our Corporate Secretary before the polls close during the annual meeting.

        Attendance and Voting in Person at the Annual Meeting.    Only recordholders or their properly appointed proxies, beneficial owners of DST stock who have evidence of such ownership, and our guests may attend the annual meeting. Benefit plan participants and broker customers may only vote by instructing the trustee, broker or nominee and may not cast ballots at the annual meeting unless the trustee, broker or nominee has instructed us otherwise. Recordholders who have not appointed a proxy, or who have revoked the appointment of a proxy, may cast a ballot at the annual meeting.

        General Information.    We pay the cost of the annual meeting, including the cost of mailing the proxy materials. We may ask directors, officers and employees to solicit proxies by telephone, in writing, or in person. We have retained InnisFree M&A Incorporated to assist in obtaining proxies. We expect to pay InnisFree less than $15,000, plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of DST stock for their expenses in forwarding this Proxy Statement, the Annual Report and other Company soliciting materials to the beneficial owners.

        Stockholder Proposals.    As a stockholder, you may submit proposals for consideration at the 2014 annual stockholders' meeting.

        Including Stockholder Proposals in the 2014 Annual Meeting Proxy Statement.    If you desire to have a proposal included in our Proxy Statement for the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8"), our Corporate Secretary must receive your proposal at the address on page 1 on or before November 22, 2013. The proposal must comply with the securities regulations and our Bylaws.

        Timely Notice of Nominations for Director and Other Stockholder Proposals.    Our bylaws provide that you may not make a proposal (other than a proposal requested to be included in a Proxy Statement pursuant to Rule 14a-8 as noted above) unless you:

  •
  timely deliver notice to our Corporate Secretary, and

  •
  have beneficially owned at least 1% of outstanding DST stock for at least one year, and intend to continue to beneficially own at least 1% of outstanding DST stock through the date of the annual meeting.

        Notice of a proposal or nomination is timely:

  •
  if the meeting is to be held the second Tuesday in May and you deliver the proposal not less than 90 nor more than 120 days prior to the anniversary of our last annual meeting;

  •
  if the meeting is to be held more than 30 days before or more than 60 days after the anniversary of our last annual meeting, and you deliver the proposal not less than 120 days and not later than 90 days prior to the annual meeting, or, if later, the 10th day following the day on which the date of such meeting was publicly disclosed in a press release or an SEC filing by the Company.

To timely submit a proposal for the 2014 annual meeting if it occurs on May 13, 2014, you must deliver it no earlier than January 14, 2014 and no later than February 13, 2014.

        Contents of Notice of Proposal.    Your proposal must be written. The required contents depend on whether the proposal pertains to nominating a director or to other business. The Chairman of the annual meeting has the power to determine whether the proposed business is appropriate and properly brought before the meeting.

        Your notice pertaining to the nomination of a director shall include:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you meet the ownership requirement set forth above and that you are a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  your name and address, as it appears on the Company's books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

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  the class and number of shares of the Company which are owned beneficially and of record by you and by each nominee proposed by you;

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  a description of all arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made;

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  such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Exchange Act, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

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  the consent of each nominee to serve as a director of the Company, if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company, or that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such nominee.

        Your notice concerning business other than nominating a director shall set forth:

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  a brief description of the business you desire to bring before the meeting and your reasons for conducting such business at the meeting;

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  your name and address;

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  the class and number of shares of stock that you beneficially own and the name and address of record under which you own it;

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  a representation that you meet the ownership requirement set forth above;

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  a description of all arrangements or understandings between you and any other person or persons (naming such person or persons) in connection with the proposal of such business;

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  such other information regarding you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Exchange Act; and

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  any material interest you have in such business.

        Availability of Annual Report.    The Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed (with only new exhibits) with the Securities and Exchange Commission includes a list of all exhibits. We will furnish copies of exhibits listed in the Form 10-K if you request them in writing from our Corporate Secretary at the address on page 1. We will ask you to pay our reasonable expenses in furnishing such exhibits. You may make such request only if you are a beneficial owner of DST stock entitled to vote at the annual meeting and you identify yourself as such. The Form 10-K, including any specific exhibits filed with it, are available at www.dstsystems.com and www.sec.gov.

        Householding for Broker Customers.    Services that deliver materials to broker customers may deliver to multiple stockholders sharing the same address a single copy of our Form 10-K, Proxy Statement, and Notice of Internet Availability of Materials, as applicable. If you received a single copy at an address shared by other stockholders, we will promptly deliver to you upon your written or verbal request a separate copy of the documents. Please make your request in writing to our Corporate Secretary at the address on page 1 or by calling (816) 435-8655. To receive separate copies of our Form 10-K, Proxy Statement, or Notice of Availability of Internet Materials in the future from your broker or nominee, or to receive only one copy per household, please contact the bank, broker or other nominee holding your shares.

By Order of the Board,

Randall D. Young
Vice President, General Counsel and Secretary
Kansas City, Missouri March 22, 2013

+ . IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 14, 2013. Vote by Internet • Go to www.envisionreports.com/DST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. • Follow the instructions provided by the recorded message X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold 01 - A. Edward Allinson 02 - Stephen C. Hooley For Against Abstain 2. Ratification of Independent Registered Public Accounting Firm. 3. Advisory Resolution to Approve Named Officer Compensation. B Non-Voting Items Change of Address — Please print new address below. For Withhold For Withhold 03 - Brent L. Law By signing this card, you are authorizing the Proxy Committee (if you own registered shares) and the Trustee of the DST Benefit Plan(s) (if you own benefit plan shares) to vote your shares as you specify on the three proposals presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting. To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR each of the proposals. SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 01LSUA

. Consent to receive annual meeting materials through Internet access: Current regulations and standards require your consent if, as a holder of record, you wish to stop paper delivery of annual meeting materials to you and, in the future, receive e-mail notice of Internet access to the materials. The Internet voting site for this year’s meeting allows you to consent for future years. If you are not voting over the Internet, you may consent at www.computershare.com/us/ecomms. If you hold your DST shares through a broker or other nominee, you can stop paper delivery only by following the instructions of the broker or nominee. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — DST Systems, Inc. Annual Meeting of Stockholders - May 14, 2013 THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE The DST Board is making the three proposals. They are not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting. If you hold registered shares in certificate form or in a book entry account with DST’s transfer agent as of the close of business on the Record Date (March 15, 2013), you hereby appoint the Proxy Committee to vote your shares as specified. The Proxy Committee appointed by the DST Board is comprised of Kenneth V. Hager, Randall D. Young, and Gregg Wm. Givens. If you do not specify how you authorize the Proxy Committee to vote these shares, you authorize it to vote FOR the nominees listed in Proposal 1 and FOR Proposals 2-3. If you are a participant in the DST Employee Stock Ownership Plan and/or the DST 401(k) Profit Sharing Plan, you are eligible to vote the total number of shares you held in your plan account(s) as of the close of business on the Record Date. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account in the same proportion as the shares held by the plan for which the Trustee receives voting instructions. You may revoke this proxy in the manner described in the Proxy Statement dated March 22, 2013, receipt of which you hereby acknowledge. PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

DST Systems, Inc.

Annual Meeting of Stockholders

May 14, 2013

Control Number:      Please note this number – you will need it when you link to vote

To: [[Registration]]

We are pleased to deliver your Proxy Statement and Form 10-K Annual Report via email and provide you with the opportunity to vote online. The Proxy Statement and Form 10-K Annual Report are now available, and you can now vote your shares for the 2013 Annual Stockholders’ Meeting. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 14, 2013.

You may be receiving separate communications from us today if you hold your shares in more than one type of account maintained or tracked at Computershare, our transfer agent (e.g., shares of record held in single ownership versus joint tenancy, shares held in a DST benefit plan).  Please vote separately if you receive more than one email today.  All separate communications you receive today pertain to DST shares you hold in your account(s) at Computershare directly or in your DST benefit plan account(s), not to other shares you may hold through a broker.  If applicable, you will receive separate instructions from your broker or other nominee for voting other shares; please follow those instructions to ensure all your shares are voted.

To view the Proxy Statement and Form 10-K Annual Report and to cast your vote, please visit: www.envisionreports.com\DST and then follow the instructions. To vote (the green button to the right on the website), you will need the Control Number above. For your security, the Computershare voting site will not show which shares you are voting, if you hold shares in more than one Computershare or DST benefit plan account.  Please separately cast votes in connection with each email you receive from Computershare, as well as each set of instructions you receive from a broker.

You may also vote by calling toll free within the United States, Canada and Puerto Rico, 1-800-652-VOTE (8683), Computershare’s interactive voice response (“IVR”). The IVR will ask you to speak the circled number located in the shaded bar on your proxy card. When the IVR asks this, please use the Control Number above. For purposes of telephonic voting, please note that, for Proposal 1, the persons nominated for service on our Board of Directors are: 01 A. Edward Allinson, 02 Stephen C. Hooley, 03 Brent L. Law; that Proposal 2 is the Ratification of Independent Registered Accounting Firm, and that Proposal 3 is the Advisory Resolution to Approve Named Officer Compensation.

If you have any questions regarding your account balance or other account information, please call 1-877-282-1168 and we will be pleased to help. Alternatively, you may also submit such questions directly through our secure, online contact form at: www.computershare.com/ContactUs.

Thank you for using our online voting or telephone service. You may request a paper copy of the Proxy Statement and Form 10-K by calling Val Lake, 816/435-8655, or emailing vllake@dstsystems.com.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged. If you receive this email in error, please advise us by return email immediately. Please also disregard the contents of the email, delete it and destroy any copies immediately. Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.